Exhibit 10.1

Published CUSIP Number:

REVOLVING CREDIT AGREEMENT

BY AND AMONG

SUPER INTERMEDIATECO LLC,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT, AND

BANC OF AMERICA SECURITIES LLC,
AS LEAD ARRANGER

BANC OF AMERICA SECURITIES LLC,
AS SOLE BOOK MANAGER,

DATED AS OF APRIL 20, 2007

1.	DEFINITIONS		1
	1.1	Defined Terms	1
	1.2	Other Interpretive Provisions	20
	1.3	Accounting Terms	21
	1.4	Rounding	21
	1.5	Times of Day	21
	1.6	Letter of Credit Amounts	21
	1.7	Clarification Concerning Calculations for Joint Ventures	22

2.	AMOUNT AND TERMS OF LOANS		22
	2.1	Revolving Credit Loans	22
	2.1A	Swing Loan Commitment	22
	2.2	Notes	24
	2.3	Procedure for Revolving Credit Loan Borrowings Other than Competitive Advances	24
	2.4	Competitive Advances	26
	2.5	Letters of Credit	28
	2.6	Repayment of Loans; Evidence of Debt	32
	2.7	Prepayments of the Loans	32
	2.8	Conversions	33
	2.9	Interest Rate and Payment Dates	34
	2.10	Substituted Interest Rate	35
	2.11	Taxes; Net Payments	35
	2.12	Illegality	35
	2.13	Increased Costs	36
	2.14	Indemnification for Break Funding Losses	37
	2.15	Use of Proceeds	37
	2.16	Capital Adequacy	37
	2.17	Administrative Agent’s Records	38
	2.18	Extension of Maturity Date	38
	2.19	Representative of Borrower	38

3.	FEES; PAYMENTS		38
	3.1	Fees	38
	3.2	Payments; Application of Payments	39

4.	REPRESENTATIONS AND WARRANTIES		40
	4.1	Existence and Power	40
	4.2	Authority	40
	4.3	Binding Agreement	40
	4.4	Subsidiaries; DownREIT Partnerships	40
	4.5	Litigation	41
	4.6	Required Consents	41
	4.7	No Conflicting Agreements	41
	4.8	Compliance with Applicable Laws	41
	4.9	Taxes	41
	4.10	Governmental Regulations	42
	4.11	Federal Reserve Regulations; Use of Loan Proceeds	42
	4.12	Plans; Multiemployer Plans	42
	4.13	Financial Statements	42
	4.14	Property	42
	4.15	Franchises, Intellectual Property, Etc.	43
	4.16	Environmental Matters	43
	4.17	Labor Relations	44
	4.18	[Intentionally Omitted.]	44
	4.19	Solvency	44

i

	4.20	REIT Status	44
	4.21	List of Unencumbered Assets	44
	4.22	Operation of Business	44
	4.23	No Misrepresentation	44
	4.24	Taxpayer ID	44

5.	CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT		44
	5.1	Evidence of Action	45
	5.2	This Agreement	45
	5.3	Notes	45
	5.4	Guaranty	45
	5.5	Litigation	46
	5.6	Opinion of Counsel to the Borrower	46
	5.7	Fees	46
	5.8	Fees and Expenses of Special Counsel	46

6.	CONDITIONS OF LENDING – ALL LOANS		46
	6.1	Compliance	46
	6.2	Loan Closings	47
	6.3	Requests	47
	6.4	Documentation and Proceedings	47
	6.5	Required Acts and Conditions	47

7.	AFFIRMATIVE COVENANTS		47
	7.1	Financial Statements	47
	7.2	Certificates; Other Information	48
	7.3	Legal Existence	51
	7.4	Taxes	51
	7.5	Insurance	51
	7.6	Payment of Indebtedness and Performance of Obligations	52
	7.7	Maintenance of Property; Environmental Investigations	52
	7.8	Observance of Legal Requirements	52
	7.10	Licenses, Intellectual Property	53
	7.11	Additional Guarantors	53
	7.12	REIT Status; Operation of Business	53

8.	NEGATIVE COVENANTS		54
	8.1	Liens	54
	8.2	Merger, Consolidation and Certain Dispositions of Property	55
	8.3	Investments, Loans, Etc.	56
	8.4	Business Changes	58
	8.5	Amendments to Organizational Documents	58
	8.6	Anti-Terrorism Laws; FCPA	58
	8.7	Sale and Leaseback	58
	8.8	Transactions with Affiliates	58
	8.9	Issuance of Additional Capital Stock by Subsidiary Guarantors	58
	8.10	Hedging Agreements	59
	8.11	Restricted Payments	59
	8.12	Intentionally Omitted	59
	8.13	Fixed Charge Coverage Ratio	59
	8.14	Minimum Tangible Net Worth	59
	8.15	Total Indebtedness to Total Assets; Secured Indebtedness to Total Assets	59
	8.16	Indebtedness to Unencumbered Assets Ratio	60
	8.17	Maximum Book Value of Ancillary Assets	60
	8.18	Development Activity	60

9.	DEFAULT		60
	9.1	Events of Default	60

10.	THE AGENT		63
	10.1	Appointment and Authority	63
	10.2	Rights as a Lender	63
	10.3	Exculpatory Provisions	63
	10.4	Reliance by Administrative Agent	64
	10.5	Notice of Default	64
	10.6	Delegation of Duties	64
	10.7	Indemnification	65
	10.8	Successor Administrative Agent	65
	10.9	Non-Reliance on Administrative Agent and Other Lenders	66
	10.10	No Other Duties, Etc.	66
	10.11	Administrative Agent May File Proofs of Claim	66
	10.12	Guaranty Matters	67

11.	OTHER PROVISIONS		67
	11.1	Amendments and Waivers	67
	11.2	Notices	68
	11.3	No Waiver; Cumulative Remedies	69
	11.4	Survival of Representations and Warranties	69
	11.5	Payment of Expenses and Taxes	69
	11.6	Lending Offices	70
	11.7	Successors and Assigns	70
	11.8	[Intentionally Omitted]	74
	11.9	Counterparts; Integration; Effectiveness	74
	11.10	Adjustments; Set-off	75
	11.11	Lenders’ Representations	75
	11.12	Indemnity	76
	11.13	Governing Law	76
	11.14	Headings Descriptive	76
	11.15	Severability	76
	11.16	Confidential Information	76
	11.17	Consent to Jurisdiction	77
	11.18	Service of Process	77
	11.19	No Limitation on Service or Suit	77
	11.20	WAIVER OF TRIAL BY JURY	77
	11.21	Termination	78
	11.22	Replacement Notes	78
	11.23	USA PATRIOT Act Notice	78
	11.24	Replacement of Lenders	78
	11.25	No Advisory or Fiduciary Relationships	79

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Assignment and Assumption

Exhibit B	-	Borrowing Request

Exhibit C	-	Commitments and Domestic LIBOR Lending Offices

Exhibit D	-	Competitive Advance Note

Exhibit E	-	Competitive Bid

Exhibit F	-	Competitive Bid Request

Exhibit G	-	Compliance Certificate

Exhibit H	-	Guaranty

Exhibit I-	-	Reserved

Exhibit J	-	Swing Loan Note

Exhibit K	-	Revolving Credit Note

Exhibit L	-	Letter of Credit Request

Exhibit M	-	Form of Notice of Conversion

Exhibit N	-	Reserved

Exhibit O	-	Secretary’s Certificate Borrower

Exhibit P	-	Secretary’s Certificate Guarantor

SCHEDULES:

Schedule 1.1	-	Closing Date Approved Management Contracts

Schedule 1.2	-	Existing Letters of Credit

Schedule 4.4	-	Subsidiaries (including Subsidiary Guarantors)

Schedule 4.5	-	Litigation

Schedule 4.12	-	Plans

Schedule 4.21	-	List of Unencumbered Assets

Schedule 11.2	-	Notice Addresses

REVOLVING CREDIT AGREEMENT, dated as of April 20, 2007, by and among SUPER INTERMEDIATECO LLC, a Maryland limited liability company (the “Borrower”), each lender party hereto or which becomes a “Lender” pursuant to the provisions of Section 11.7 (each a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower and the Subsidiary Guarantors have requested that the Lenders provide a revolving credit facility for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facility available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.                                       DEFINITIONS

1.1                                 Defined Terms.

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“Absolute Rate Bid”:  as defined in Section 2.4(b).

“Accountants”:  any of PricewaterhouseCoopers LLP; Deloitte & Touche LLP; Ernst & Young LLP; KPMG LLP; or any successor to any of the foregoing; or such other firm of certified public accountants selected by the Borrower and satisfactory to the Administrative Agent.

“Adjusted Consolidated Total Assets”:  determined on a Consolidated basis in accordance with GAAP for Borrower and its Subsidiaries, the sum (without duplication) of the following:

(a)                                  the Operating Property Value; plus

(b)                                 the book value of Land Assets, Redevelopment Assets, and Notes Receivable of Borrower and its Subsidiaries (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended; plus

(c)                                  the aggregate amount of the unpledged portion of (i) all unrestricted cash and marketable securities of Borrower and its Subsidiaries (including, without limitation, Investments described in Section 8.3(a) through (f)) plus (ii) all restricted cash held by any Person serving as a “qualified intermediary” for purposes of an exchange pursuant to Section 1031 of the Code on behalf of Borrower or any of its Subsidiaries; plus

(d)                                 the book value of properties acquired during the previous 12 months (until the one-year anniversary date for acquired properties) and New Construction Assets valued at cost; plus

(e)                                  the Management Fee Value.

Adjusted Consolidated Total Assets shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

“Adjusted Net Operating Income”:  for any period, the aggregate amount of the Net Operating Income from each Unencumbered Asset or Operating Property, as applicable, during such period, less the Capital Expense Reserve for such Unencumbered Asset or Operating Property, as applicable, during such period.

“Administrative Agent’s Office”: the Administrative Agent’s address as set forth in Section 11.2, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance”:  a Prime Rate Loan, a LIBOR Loan or a Competitive Advance, as the case may be.

“Affected Advance”:  as defined in Section 2.10.

“Affected Principal Amount”:  in the event that (a) the Borrower shall fail for any reason to borrow or convert into a LIBOR Loan after it shall have notified the Administrative Agent of its intent to do so (whether it shall have requested a LIBOR Loan on the Effective Date or pursuant to Section 2.3 or 2.8, or a Swing Loan pursuant to Section 2.1A, or shall have accepted one or more offers of Competitive Advances under Section 2.4), an amount equal to the principal amount of such LIBOR Loan, Swing Loan or Competitive Advance; (b) a LIBOR Loan, Swing Loan or Competitive Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such LIBOR Loan, Swing Loan or Competitive Advance; or (c) the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan, Swing Loan or Competitive Advance prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), an amount equal to the principal amount of such LIBOR Loan, Swing Loan or Competitive Advance so prepaid or repaid.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Revolving Credit Agreement, as the same may be from time to time amended, supplemented or otherwise modified from time to time.

“Agreement Regarding Fees”:  that certain Agreement Regarding Fees dated April 20, 2007 among Bank of America, Banc of America Securities LLC and the Borrower.

“Ancillary Assets”:  at any time (without duplication), (a) all Real Property of the Borrower and its Subsidiaries which is (i) a mortgage, (ii) a New Construction Asset, or (iii) any other Real Property other than an open air shopping center or a single tenant retail property, and (b) all Investments of the Borrower and its Subsidiaries of the type described in Section 8.3(h) and (q), including, without limitation, all Investments of the Borrower and its Subsidiaries in any FIN 46 Entities.

“Applicable Lending Office”:  (a) in respect of any Lender, (i) in the case of such Lender’s Prime Rate Loans and Competitive Advances, its Domestic Lending Office and (ii) in the case of such Lender’s LIBOR Loans, its LIBOR Lending Office, and (b) in respect of the Swing Loan Lender and the Issuing Lender, the Domestic Lending Office of each thereof.

“Applicable Margin”:  (a) with respect to the unpaid principal balance of Prime Rate Loans or LIBOR Loans, at all times during which the applicable Pricing Level set forth below is in effect, (b) with respect to the calculation of the Facility Fee pursuant to Section 3.1, at all times during which the applicable Pricing Level set forth below is in effect (the “Applicable Facility Fee Percentage”), and (c) with respect to the calculation of the Letter of Credit Commission Fees pursuant to Section 2.5(f), at all times during which the applicable Pricing Level set forth below is in effect, the respective percentage set forth below next to such Pricing Level:

Pricing Level	LIBOR Loans/ Letter of Credit Commission Fee	Prime Rate Loans	Applicable Facility Fee Percentage

Pricing Level I	0.375%	0%	0.125%
Pricing Level II	0.425%	0%	0.150%
Pricing Level III	0.550%	0%	0.150%
Pricing Level IV	0.750%	0%	0.200%
Pricing Level V	1.000%	0.250%	0.250%

Changes in the Applicable Margin resulting from a change in a Pricing Level shall become effective as of the opening of business upon the date of any change in the Senior Debt Rating of the Borrower, as determined by S&P, Moody’s and/or Fitch, as the case may be, which would affect the applicable Pricing Level.

“Approved Fund”: means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Management Contracts”:  those contracts listed on Schedule 1.1 attached hereto and any other property management contracts between the Borrower or one of its consolidated Subsidiaries and a third party (a) in which the Borrower or one of its consolidated Subsidiaries has an equity ownership interest, or (b) that has been approved by the Administrative Agent in its reasonable discretion.

“Assignment and Assumption Agreement”:  an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.7), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignee Group”: means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Authorized Signatory”:  the chairman of the board, the chief executive officer, the president, any executive vice president, the Chief Financial Officer or any other duly authorized officer (acceptable to the Administrative Agent) of the Borrower.

“Available Commitment Amount”: on any day, an amount equal to the Total Commitment Amount at such time minus the total of all Competitive Advances outstanding on such date.

“Bank of America”:  Bank of America, N.A.

“BAS”:  Banc of America Securities LLC, in its capacity as Lead Arranger and Book Manager.

“Benefited Lender”:  as defined in Section 11.10.

“Borrower Materials”: as defined in Section 7.2.

“Borrower’s Interest”:  for any period, (a) with respect to Unencumbered Assets or Operating Properties, as applicable, owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership, a fraction, expressed as a percentage, the numerator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, less any distributions required to be made, directly or indirectly, to partners or members of such DownREIT Partnership, other than the Borrower and its Subsidiaries, and the denominator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, and (b) with respect to any Ancillary Asset or Redevelopment Asset, the Borrower’s pro rata share (based on its beneficial ownership (direct or indirect) of the applicable Person holding such asset(s)) of the applicable amount being calculated for such period.

“Borrowing Date”:  any Business Day specified in a Borrowing Request delivered pursuant to Sections 2.1, 2.1A or 2.3, or in a Competitive Bid Request delivered pursuant Section 2.4, as the case may be, as a date on which the Borrower requests the Lenders or the Swingline Lender to make Loans.

“Borrowing Request”:  a borrowing request in the form of Exhibit B hereto.

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expense Reserve”:  during any period, with respect to each Unencumbered Asset or Operating Property, as applicable, an amount equal to (a) a per annum rate of $.15, multiplied by (b) the total Net Rentable Area of such Unencumbered Asset or Operating Property, as applicable (in each case whether or not such reserves are actually established by the Borrower).

“Capital Leases”:  leases which have been, or under GAAP are required to be, capitalized.

“Cash Collateralize”:  to pledge and deposit with or deliver to Administrative Agent, for the benefit of Issuing Lender and the Lenders, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and Issuing Lender (which documents are hereby consented to by the Lenders).  Borrower hereby grants Administrative Agent, for the ratable benefit of the Issuing Lender and Lenders, a first priority lien on all such cash and deposit account balances.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.

“Change of Control”:  the occurrence of any one of the following events (other than as a direct result of the Liquidation):

(a)                                  any Person or Persons acting as a group shall acquire direct or indirect ownership of 30% or more of the Borrower’s common Stock; or

(b)                                 during any twelve month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(c)                                  there occurs a change of control of the Borrower of a nature that would be required to be reported in response to Item 5.01 of Form 8-K in effect on the date hereof (or any successor provision) filed pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, or in any other filing by the Borrower with the Securities and Exchange Commission; or

(d)                                 the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger or consolidation permitted by Section 8.2).

“Chief Financial Officer”:  at any time, the chief financial officer of the Borrower, or if the Borrower does not have a chief financial officer at such time, the officer designated by the Borrower as its principal financial officer or such other officer of the Borrower that is acceptable to the Administrative Agent.

“Code”:  the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Commitment”:  in respect of any Lender, such Lender’s undertaking to make Loans (other than Swing Loans), or purchase participations or subparticipations in Letters of Credit issued by the Issuing Lender or purchase participations in Swing Loans to the Borrower, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding such Lender’s Commitment Amount.

“Commitment Amount”:  the amount set forth next to the name of such Lender in Exhibit C under the heading “Commitments” as such Lender’s Commitment Amount, as the same may be reduced pursuant to Section 2.3(g) and as the same may otherwise be changed in accordance with the terms of this Agreement.

“Commitment Percentage”:  on any day, and as to any Lender, the quotient of (a) such Lender’s Commitment Amount on such day, divided by (b) the Commitment Amounts of all Lenders on such day.

“Competitive Advance”: means an Advance made to Borrower by any Lender not determined by that Lender’s Commitment Percentage pursuant to Section 2.4.

“Competitive Advance Note”: means the promissory note made by Borrower in favor of a Lender to evidence the Competitive Advances made by that Lender, substantially in the form of Exhibit D, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Competitive Bid”: means a written bid to provide a Competitive Advance substantially in the form of Exhibit E, signed by a Responsible Official of a Lender and properly completed to provide all information required to be included therein.

“Competitive Bid Request”: means a written request submitted by Borrower to the Administrative Agent to provide a Competitive Bid, substantially in the form of Exhibit F signed by an Authorized Signatory of Borrower and properly completed to provide all information required to be included therein.

“Compliance Certificate”:  a certificate substantially in the form of Exhibit G.

“Consolidated”:  the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.  Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, the phrase “Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP” (and similar phrases having the same meaning) shall not be deemed to include the consolidation of FIN 46 Entities (other than the inclusion of the applicable pro-rata share of assets, liabilities, income or loss attributable to such FIN 46 Entities to the extent required pursuant to this Agreement).

“Consolidated EBITDA”:  with respect to any period an amount equal to the EBITDA of Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges”:  during any period, the sum of each of the following with respect to the Borrower and its Subsidiaries (without duplication), determined on a Consolidated basis in accordance with GAAP:  (a) the aggregate amount of all interest expense, both expensed and capitalized (including Consolidated Interest Expense) for such period, (b) the aggregate of all scheduled principal amounts that become payable during such period in respect of any Indebtedness of the Borrower or its Subsidiaries (excluding balloon payments at maturity) and (c) the aggregate amount of all cash dividends paid during such period in respect of preferred equity of the Borrower or its Subsidiaries (including, without limitation, in respect of preferred operating units).

“Consolidated Interest Expense”:  for any period, interest and fees accrued, accreted or paid by the Borrower and its Subsidiaries during such period in respect of Consolidated Total Indebtedness, determined in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to Hedging Agreements entered into by the Borrower or any of its Subsidiaries) payable in connection with the incurrence of any Indebtedness to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Total Indebtedness”:  as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus, if not otherwise required to be reflected in the Borrower’s Consolidated balance sheet (and without duplication)

(a) Contingent Obligations of the Borrower and its Subsidiaries on such date which are required in accordance with GAAP to be disclosed in a footnote to any such balance sheet, and (b) any guarantee (other than guarantees of carve-outs that constitute Non-Recourse Exclusions until a claim is made with respect thereto, and then only to the extent of the amount of such claim) by the Borrower of any Indebtedness of an unconsolidated Subsidiary or Joint Venture in which the Borrower is a direct or indirect investor (to the full extent of the amount of such guaranteed Indebtedness on such date); provided, however, that with respect to any Joint Ventures in which Borrower is a direct or indirect investor that are not consolidated in the Borrower’s Consolidated balance sheet or any Joint Ventures that are FIN 46 Entities, Consolidated Total Indebtedness shall, in any case, (x) include (but without duplication) (i) the aggregate principal amount of all Indebtedness of such Joint Ventures that is recourse (other than guarantees of carve-outs that constitute Non-Recourse Exclusions until a claim is made with respect thereto, and then only to the extent of the amount of such claim) to the Borrower or one of its Subsidiaries, and (ii) Borrower’s pro rata share (as calculated in accordance with Section 1.7) of the aggregate principal amount of all Indebtedness of such Joint Ventures that is Non-Recourse Indebtedness, and (y) exclude all other Indebtedness of such Joint Ventures.  Notwithstanding the foregoing, unfunded portions of the Total Commitment Amount or of any other Indebtedness (and any Contingent Obligations relating solely to such unfunded amounts) shall not be included in Consolidated Total Indebtedness.

“Contingent Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and whether arising from partnership or keep-well agreements, including, without limitation, any obligation of such Person, whether contingent or not contingent (without duplication) (a) to purchase any such Primary Obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain net worth, solvency or other financial statement condition of the Primary Obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure, protect from loss or hold harmless the beneficiary of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) the endorsement of instruments for deposit or collection in the ordinary course of business, (y) guarantees or carve-outs that constitute Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim or (z) commitments to make capital contributions to Joint Ventures.  The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of the partnership in which it is a general partner, but shall not include the liability of a member (managing or otherwise) of a limited liability company in respect of the liabilities of such limited liability company to the extent not imposed by agreement or by law.  The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Conversion Date”:  the date on which a LIBOR Loan is converted to a Prime Rate Loan, or the date on which a Prime Rate Loan is converted to a LIBOR Loan, or the date on which a LIBOR Loan is converted to a new LIBOR Loan, all in accordance with Section 2.8.

“Credit Party”:  the Administrative Agent, the Lead Arranger, each Lender, the Swing Loan Lender, the Issuing Lender, the Book Manager and their successors and assigns.

“Default”:  any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Defaulting Lender”:  at any time, any Lender that, at such time, (a) has failed to comply with any of its obligations to make a Loan, fund its share of any payment made by the Issuing Lender pursuant to a Letter of Credit or acquire a participation in any Swing Loan as required pursuant to this Agreement within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has failed to pay to the Administrative Agent or any Lender any other amount owed by such Lender pursuant to the terms of this Agreement or any of the other Loan Documents within one (1) Business Day of the date when due, unless the subject of a good faith dispute unless such failure has been cured, or (c) has been deemed insolvent or become subject to a bankruptcy or insolvency proceeding.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Lending Office”:  in respect of any Lender, the Swing Loan Lender and the Issuing Lender, initially, the office or offices of such Lender, the Swing Loan Lender and the Issuing Lender, designated as such on Exhibit C; thereafter, such other office of such Lender, the Swing Loan Lender and the Issuing Lender, through which it shall be making or maintaining Prime Rate Loans, making Swing Loans or issuing Letters of Credit, as reported by such Lender, the Swing Loan Lender and the Issuing Lender, to the Administrative Agent and the Borrower.

“Domestic Reference Lender”:  Bank of America or such other Lender as may become the Administrative Agent hereunder.

“DownREIT Partnership”:  Excel Realty Partners, L.P. and any other partnership or limited liability company hereafter created by the Borrower for the purpose of acquiring assets qualifying as “real estate assets” under Section 856(c) of the Code through the issuance of partnership or limited liability company units in such partnership or limited liability company to third parties, provided that, in the case of each such entity (including Excel Realty Partners, L.P.) (a) the Borrower or a wholly owned Subsidiary of the Borrower is the sole general partner or managing member of such partnership or limited liability company, as the case may be, and (b) the Borrower or such wholly owned Subsidiary shall be entitled to receive not less than 95% of the net income and gains before depreciation, if any, from such partnership or limited liability company after the limited partners or non-managing members of such partnership or limited liability company receive a stipulated distribution. Any partnership or limited liability company created after the Effective Date must be approved by the Administrative Agent as a “DownREIT Partnership” for purposes of being included in this definition.

“EBITDA”:  with respect to a Person or a Subsidiary of a Person (or any asset of a Person or a Subsidiary of such Person) for any period, an amount equal to the sum of (a) the net income (or loss) of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest, and any extraordinary or non-recurring losses or charges for impairment of real estate deducted in calculating such net income minus (c) any extraordinary or non-recurring gains included in calculating such net income, all as determined in accordance with GAAP.  EBITDA shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.  Adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities will be calculated to reflect EBITDA on the same basis.

“Effective Date”:  the date of this Agreement.

“EITF 04-05”:  Emerging Issues Task Force Consensus on Issue No. 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” as adopted in July, 2005 by the Emerging Issues Task Force created by the Financial Accounting Standards Board.

“Eligible Assignee”:  any Person that meets the requirements to be an assignee under Section 11.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws”:  any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (c) the Toxic Substance Control Act, as amended, 15 USCA §2601 et seq.; (d) the Water Pollution Control Act, as amended, 33 USCA §1251 et seq.; (e) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (f) the Hazardous Material Transportation Act, as amended, 49 USCA §1801 et seq. and (g) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

“Environmental Risk Property”:  any Real Property of the Borrower, a Subsidiary, a DownREIT Partnership or a Subsidiary of a DownREIT Partnership in respect of which, at any time:

(a)                                  Hazardous Substances are (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from such Real Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under such Real Property in violation of any Environmental Laws; or (iii) discharged from such Real Property on or into property or waters (including subsurface waters) adjacent to such Real Property in violation of any Environmental Laws, and any of the foregoing events in (i), (ii) or (iii) has an Adverse Environmental Impact; or

(b)                                 there exists with respect to such Real Property (i) a claim, demand, suit, action, proceeding, condition, report, directive, lien, violation, or non-compliance concerning any liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with:  (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, or (ii) any actual liability in connection with the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, and any of the foregoing events in (i) or (ii) has an Adverse Environmental Impact.

For purposes of this definition, the term “Adverse Environmental Impact” shall mean any event described in clauses (i), (ii) or (iii) of paragraph (a) above or clauses (i) or (ii) of paragraph (b) above which could reasonably be expected to have a material adverse effect on (1) the value of such Real Property, (2) the marketability of such Real Property, or (3) the ability to finance or refinance such Real Property.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”:  any Person which is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Liabilities”:  without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time or any other condition specified in Section 9 has occurred or been satisfied.

“Excepted Mortgage Indebtedness”: means any mortgage Indebtedness of the Borrower or any of its Subsidiaries pursuant to which a default or event of default has arisen solely as a result of the Merger or Liquidation and the transactions related thereto but which has not been accelerated or otherwise the subject of a demand in accordance with the terms of such indebtedness for prepayment prior to maturity.

“Excluded Subsidiary”:  (a) any DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership, (b) CA New Plan Fixed Rate Partnership, L.P., a Delaware limited partnership, and (c) any other Subsidiary, other than a wholly-owned Subsidiary that owns an Unencumbered Asset.

“Existing Letters of Credit”:  those certain Letters of Credit outstanding on the Effective Date which were issued pursuant to the Replaced Credit Agreement as more particularly described on Schedule 1.2 attached hereto and by this reference incorporated herein.

“FAS 141”:  Financial Accounting Standard 141 entitled “Business Combinations” adopted by the Financial Accounting Standards Board, as the same may be amended, modified or supplemented from time to time.

“Facility Fee”:  as defined in Section 3.1.

“Federal Funds Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“FIN 46”:  the pronouncement entitled Financial Interpretation 46 “Consolidation of Variable Interest Entities” by the Financial Accounting Standards Board on January 17, 2003, as revised from time to time.

“FIN 46 Entities”:  any entity in which Borrower or any Subsidiary directly or indirectly owns an interest that is not a Subsidiary, but that is nonetheless consolidated with Borrower or any Subsidiary for financial reporting purposes as a result of the application of FIN 46 or EITF 04-05.

“Financial Statements”:  as defined in Section 4.13.

“Fitch”:  Fitch Group and any successor thereto.

“Fixed Charge Coverage Ratio”:  on any date of determination, for the period of four (4) fiscal quarters just ended prior to the date of determination, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds from Operations”:  with respect to any Person for any fiscal period, the sum of (a) the net income of such Person for such fiscal period (computed in accordance with GAAP), excluding (i) gains (or losses) from debt restructuring and sales of property and (ii) charges for impairment of real estate, (b) depreciation and amortization, and (c) other non-cash items, and after adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities.  Adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities will be calculated to reflect funds from operations on the same basis.

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”:  the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender”: as defined in Section 11.7(k).

“Ground Lease”:  a ground lease in favor of the Borrower, a wholly owned Subsidiary of Borrower, a DownREIT Partnership, a wholly owned Subsidiary of a DownREIT Partnership or a Joint Venture, which (a) either (i) has an unexpired term of 30 years or more (inclusive of any tenant-controlled renewal options) or (ii) has a lesser term, but includes an absolute and non-conditional right of purchase in favor of the Borrower or such other lessee that, at some point during the term of such Ground Lease, allows for the purchase of the underlying real property for a de minimus purchase price and (b) which includes within its terms those rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to such ground lease.

“Guaranty”:  collectively, (a) the Guaranty, substantially in the form of Exhibit H executed by each of the Subsidiary Guarantors identified on Schedule 4.4 and delivered to the Administrative Agent for the benefit of the Lenders on or prior to the Effective Date, and (b) each additional Guaranty substantially in the form of Exhibit H executed by each Required Additional Guarantor and delivered to the Administrative Agent for the benefit of the Lenders after the Effective Date.

“Hazardous Substance”:  any hazardous or toxic substance, material or waste, including, but not limited to, (a) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements therefor, (b) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import and (c) toxic mold.

“Hedging Agreement”:  any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate”:  with respect to any Lender and the Swing Loan Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender or the Swing Loan Lender on its Note or which may be owing to such Lender or the Swing Loan Lender pursuant to this Agreement under the laws applicable to such Lender or the Swing Loan Lender and this Agreement.

“Indebtedness”:  as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money (including, without limitation, indebtedness under this Agreement and the Notes) or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (f) obligations under Capital Leases, (g) Contingent Obligations, (h) ERISA Liabilities and (i) all indebtedness, obligations or other liabilities under or with respect to any Hedging Agreements that in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto; provided, however, that the term Indebtedness shall not include guarantees or carve-outs with respect to claims of the types referenced in (a)-(d) of the definition of Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim.

“Indemnified Person”:  as defined in Section 11.12.

“Intellectual Property”:  all copyrights, trademarks, patents, trade names and service names.

“Interest Payment Date”:  (a) as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period”:  (a) with respect to any LIBOR Loans requested by the Borrower, the period commencing on, as the case may be, the Effective Date, Borrowing Date or Conversion Date with respect to such LIBOR Loans and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Borrowing Request as provided in Section 2.3 or its irrevocable notice of conversion as provided in Section 2.8; and (b) as to each Competitive Advance, a period of not less than 7 days and not more than 180 days as selected by the Borrower in its Competitive Bid Request; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                                 if, with respect to the borrowing of any Loan as a LIBOR Loan or the conversion of one Advance to another pursuant to Section 2.8, the Borrower shall fail to give due notice as provided in Section 2.3 or 2.8, as the case may be, the Borrower shall be deemed to have elected that such Loan or Advance shall be made as a Prime Rate Loan;

(c)                                  any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(d)                                 with respect to any Interest Period applicable to a LIBOR Loan, no such Interest Period shall end after the Maturity Date; and

(e)                                  the Borrower shall select Interest Periods so as not to have more than ten (10) different Interest Periods outstanding at any one time with respect to LIBOR Loans and four (4) different Interest Periods outstanding at any one time with respect to Competitive Advances.

“Investments”:  with respect to the Borrower or any of its Subsidiaries, as applicable, any of (a) the purchase, acquisition, holding or investment by the Borrower or any such Subsidiary in the Stock of, or any other interest in, any Person, or the making of any loan or any advance to, or the entering into any arrangement for the purpose of acquiring, holding or investing in or loaning or advancing to, or the making of any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or (b) the purchase, acquisition, holding or investment in any real or personal property by the Borrower or any such Subsidiary; provided, that the provision by Borrower or any such Subsidiary of guarantees and/or letters of credit to other Persons shall not constitute Investments but shall instead constitute Indebtedness.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”:  with respect to any Letter of Credit, the Letter of Credit application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender”:  Bank of America in its capacity as (a) the Lender issuing the Letters of Credit and (b) the owner of a one hundred percent (100%) participation interest in and to the Existing Letters of Credit, and any successor issuer of the Letters of Credit hereunder.

“Joint Venture”:  an Investment by Borrower or any of its Subsidiaries with third persons in joint ventures, general partnerships, limited partnerships, limited liability companies or any other business association.  Joint Ventures include non-wholly owned Subsidiaries of Borrower and FIN 46 Entities, but exclude DownREIT Partnerships.

“Land Assets”:  any land of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) with respect to which the commencement of grading, construction of improvements or infrastructure has not yet commenced, and all unimproved land according to GAAP.

“Laws”:  collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger”:  Banc of America Securities LLC and its successors, in its capacity as Lead Arranger hereunder.

“Letters of Credit”:  irrevocable standby letters of credit in respect of obligations of the Borrower incurred pursuant to contracts made or performances undertaken or to be undertaken in the ordinary course of the Borrower’s business which are payable upon presentation of a sight draft and other documents described in such Letters of Credit, if any, as originally issued pursuant to this Agreement or the Replaced Credit Agreement (which shall include the Existing Letters of Credit) or as amended, modified, extended, renewed or supplemented.

“Letter of Credit Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all unreimbursed drawings under Letters of Credit at such time.

“Letter of Credit Request”:  See Section 2.5(a).

“LIBOR”:  for any Interest Period with respect to any LIBOR Loan:

(a)                                  the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued, or converted by Administrative Agent’s (or, in the case of a Competitive Advance Loan, the applicable Lender with respect to such Competitive Advance) and with a term equivalent to such Interest Period would be offered by Administrative Agent’s (or such Competitive Advance Lender’s) London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Lending Office”:  initially, the office of each Lender designated as such in Exhibit C hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Loans.

“LIBOR Loans”:  loans bearing interest calculated by reference to a LIBOR.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation” means the liquidation, following the Merger, of NXL into the Borrower and the concurrent assignment to the Borrower of all of the assets of NXL and the assumption by the Borrower of all of the liabilities of NXL.

“Loan” and “Loans”:  an individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Swing Loan (or Loans) and a Competitive Advance (or Advances)), as the case may be, to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under a Letter of Credit shall also be considered Loans as provided in Section 2.5.

“Loan Documents”:  collectively, this Agreement, the Guaranty (and each Guaranty subsequently delivered pursuant to Section 7.11), the Notes and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries evidencing or otherwise relating to the Loans to which Administrative Agent and/or the Lenders are a party or an intended beneficiary.

“Management Fee Value”  the amount of management fees from any existing Approved Management Contracts actually paid by third parties to the Borrower and its Subsidiaries (valued by annualizing such fees for the most recent quarter for which the Borrower has provided financial information, but excluding income from any contracts terminated during such quarter), multiplied by six (6); provided, however, that Management Fee Value shall, for purposes of this Agreement, be reduced to the extent it accounts for more than 10% of Adjusted Consolidated Total Assets (such that Management Fee Value shall equal no more than 10% of the final calculated Adjusted Consolidated Total Assets).

“Margin Stock”:  any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Acquisition”:  any purchase or other acquisition, whether by acquisition of assets, merger, business combination or other similar transaction, of an interest in any portfolio of Real Properties or the equity interests of any one or more entities owning any such portfolio of Real Properties (i) by Borrower and/or any of its Subsidiaries, where the purchase price or aggregate value is in excess of $250 million, or (ii) by any Joint Venture, where the purchase price or aggregate value multiplied by Borrower’s pro rata share (based on its beneficial ownership (direct or indirect) of such Joint Venture) is in excess of $250 million.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition, operations, business, or Properties of (i) the Borrower or (ii) the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under the Loan Documents or the ability of the Subsidiary Guarantors, taken as a whole, to perform their material obligations under the Guaranty or (c) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents.

“Maturity Date”:  the earlier of (a) October 20, 2007, or (ii) the date on which the Notes shall become due and payable, whether by acceleration or otherwise; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Competitive Advance”:  means, with respect to any Competitive Bid made by a Lender, the amount set forth therein as the maximum Competitive Advance which that Lender is willing to make in response to the related Competitive Bid Request.

“Merger” means the merger of Super MergerSub Inc., a Maryland corporation, into NXL (with NXL as the surviving entity).

“Moody’s”:  Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan”:  a plan defined as such Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Operating Income”:  for any period and with respect to all assets which are Unencumbered Assets or Operating Properties during such period, the sum of (a) net income for such period, determined in accordance with

GAAP, attributable to Unencumbered Assets or Operating Properties, as applicable (excluding management fees and other allocated management costs), plus (b) depreciation and amortization, interest expense and any extraordinary or non-recurring losses or charges for impairment of real estate deducted in calculating such net income, minus (c) extraordinary or non-recurring gains and payments (including rent insurance proceeds and condemnation awards) included in such net income, minus (d) any portion of such net income attributable to rents paid by any tenant which is an Affiliate of the Borrower, minus (e) an assumed management fee with respect to such Unencumbered Assets and Operating Properties in the amount of 3.5% of operating income.  For purposes of any calculation of Net Operating Income, real estate taxes, ground rent and insurance shall be included only at their stabilized, recurring levels.

“Net Rentable Area”:  with respect to any Real Property, the floor area of any buildings, structures or improvements thereof (expressed in square feet) available for leasing to tenants, as determined in accordance with the leases or site plans or leasing plans for such Real Property, or if such leases or site plans or leasing plans do not set forth the floor area demised thereunder (or if such Real Property is not subject to a lease), then as determined by the Borrower in accordance with an industry-accepted protocol approved by the Administrative Agent.

“New Construction Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) which is new ground-up construction (but not including an expansion of an existing Property).  Notwithstanding the foregoing, any such new construction which shall have been a New Construction Asset under the criteria of this definition shall no longer be a New Construction Asset upon the earlier of (a) such time as at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such construction is initially leased to tenants who have taken possession thereof and commenced rental payments and (b) the date which is twelve months (12) following the date on which a certificate of occupancy, whether permanent or temporary, (or its functional equivalent) has been issued with respect to at least 60% of the Net Rentable Area of such Property.

“Non-Recourse Exclusions”:  with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (d) are the result of any unpaid real estate taxes and assessments.

“Non-Recourse Indebtedness”:  at any time, Indebtedness of the Borrower, its Subsidiaries or a Joint Venture at such time which is secured by one or more parcels of Real Property or interests therein and which is not a general obligation of the Borrower or such Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Property, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower or its Subsidiaries for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a final judgment shall not be included in Non-Recourse Indebtedness.

“Note” and “Notes”:  collectively, the Revolving Credit Notes, the Swing Loan Note and the Competitive Advance Notes.

“Notes Receivable”:  mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Borrower or any Subsidiary in a Person (other than Borrower or its Subsidiaries).

“NXL” means New Plan Excel Realty Trust, Inc., a Maryland corporation.

“NXL Convertible Notes” means a collective reference to any notes issued pursuant to (a) that certain Indenture, dated as of February 3, 1999, by and among NXL, New Plan Realty Trust (“Realty Trust”), a Massachusetts business trust, as guarantor, and State Street Bank and Trust Company, a Massachusetts trust company, as trustee (for purposes of this clause (a) only, the “Original Trustee”), as supplemented by the Officers’ Certificate, dated as of May 19, 2003, by and among NXL, Realty Trust, and U.S. Bank Trust National Association,

as successor to the Original Trustee, as trustee (for purposes of this clause (a) only, the “Trustee”), and the Supplemental Indenture, dated as of December 17, 2004, by and between NXL and the Trustee; and (b) Indenture, dated as of January 30, 2004, by and between NXL, as primary obligor and U.S. Bank Trust National Association, as trustee (for purposes of this clause (b) only, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 19, 2006, by and between NXL and the Trustee.

“Operating Property”:  any Real Property which at any time (a) is an income-producing property in operating condition and in respect of which no material part thereof has been (i) damaged by fire or other casualty (unless such damage has been or is in the process of being repaired) or (ii) condemned in a manner that materially interferes with the operation thereof (unless such condemnation has been restored), (b) is a retail shopping center (including single tenant retail properties), and (c) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has been issued for the operating portions of the improvements comprising the same (if required by law to occupy the same) and are in full force and effect, and “Operating Properties” means all such Operating Properties, collectively.  An Operating Property shall not include any Redevelopment Asset or any New Construction Asset or properties acquired during the previous twelve (12) months (until the one year anniversary date for acquired properties).

“Operating Property Value”:  as of any date of determination the quotient of (a) an amount equal to the Adjusted Net Operating Income for all Operating Properties in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (b) 8.25%.  For purposes of any determination of Operating Property Value, the following limitations and methodology shall apply:  (i) the Adjusted Net Operating Income of any Operating Property owned by a DownREIT Partnership or a Subsidiary of a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Operating Property for the four fiscal quarters having most recently ended as of such date; (ii) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries, DownREIT Partnerships and Subsidiaries of DownREIT Partnerships (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Operating Property Value shall be reduced by the percentage amount of such excess multiplied by the Operating Property Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (iii) to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating Property during such period and the following periods shall be annualized in a manner reasonably satisfactory to the Administrative Agent until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.  Notwithstanding the foregoing, to the extent any Real Property is an Operating Property as a result of being held by a non-Subsidiary Joint Venture of the Borrower (whether directly or indirectly), the Operating Property Value derived from such Real Property shall be Borrower’s pro rata share (based on its beneficial ownership of the applicable Joint Venture) of the otherwise calculated Operating Property Value of such Operating Property.

“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participant”: has the meaning specified in Section 11.7(d).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“PCAOB”: means the Public Company Accounting Oversight Board.

“Permitted Liens”:  Liens permitted to exist under Section 8.1.

“Person”:  an individual, a partnership, a corporation, a business trust, a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan”:  any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by or subject to the minimum funding standards of Title IV of ERISA, other than a Multiemployer Plan.

“Plan of Merger” means that certain Agreement and Plan of Merger dated as February 27, 2007, by and among the Borrower, NXL, Super MergerSub Inc. and various other parties, as amended by that certain First Amendment to Agreement and Plan of Merger dated April 19, 2007.

“Platform”: as defined in Section 7.2.

“Pricing Level”:  one of the following five pricing levels, as applicable, provided that if (a) if the Borrower receives only two ratings and these ratings are not equivalent, the Pricing Level is determined by the higher of the two ratings; (b) if the Borrower receives more than two ratings, the Pricing Level is determined by the second highest rating and (c) if the Borrower fails to maintain a Senior Debt Rating from at least two of S&P, Moody’s or Fitch, Pricing Level V would be the applicable Pricing Level:

“Pricing Level I”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is greater than or equal to A-/A3;

“Pricing Level II”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB+/Baa1;

“Pricing Level III”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB/Baa2;

“Pricing Level IV”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB-/Baa3; and

“Pricing Level V”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is less than BBB-/Baa3 or there is no Senior Debt Rating for the Borrower from at least two of S&P, Moody’s or Fitch.

“Prime Rate”:  for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loans”:  those Loans bearing interest calculated by reference to the Prime Rate.

“Property”:  all types of real, personal, tangible, intangible or mixed property.

“Proposed Bid Rate”: as applied to any Remaining Interest Period with respect to a Lender’s Competitive Advance, or the interest rate applicable to a Swing Loan, the rate per annum that such Lender or Swing Loan Lender in good faith would have quoted to the Borrower had the Borrower requested that such Lender or Swing Loan Lender offer to make a Competitive Advance or Swing Loan on the first day of such Remaining Interest Period, assuming no Default or Event of Default existed on such day and that the Borrower had the right to borrow hereunder on such day; each such rate to be determined by such Lender or Swing Loan Lender, as the case may be, in good faith in its sole discretion.

“Public Lender”: as defined in Section 7.2(m).

“Real Property”:  all real Property, and all interests in real Property, now or hereafter owned, leased or held by the Borrower or any Subsidiary of the Borrower, including, without limitation (and as applicable), interests held indirectly through Joint Ventures.

“Redevelopment Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) (a) which is not a New Construction Asset and (b) which is undergoing either (i) a renovation or redevelopment in respect of which (x) the cost is greater than 25% of the book value of such Property and (y) at least one anchor tenant lease shall have been executed, which such lease shall provide for occupancy during the period immediately following the completion of such renovation or redevelopment or (ii) an expansion which will increase the Net Rentable Area of such Property by 20,000 square feet or more (provided that with respect to any Property which is under expansion, if the balance thereof is a fully integrated, rentable property, then only the portion of such Property that is under expansion shall be a Redevelopment Asset pursuant to this clause (b)(ii)).  Notwithstanding the foregoing, any such renovation, redevelopment or expansion which shall have been a Redevelopment Asset under the criteria set forth in clause (i) or (ii) of this definition shall no longer be a Redevelopment Asset (A) in the case of a renovation or redevelopment described in clause (i), upon the earlier of (1) such time as the applicable anchor tenant has taken possession thereof and commenced rental payments and (2) the date which is twelve months (12) following the date on which a new certificate of occupancy, whether permanent or temporary, (or its functional equivalent) has been issued with respect to the applicable anchor tenant space and (B) in the case of an expansion described in clause (ii), upon the earlier of (1) such time as at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such expansion is initially leased to tenants who have taken possession thereof and commenced rental payments and (2) the date which is twelve months (12) following the date on which a certificate of occupancy, whether permanent or temporary, (or its functional equivalent) has been issued with respect to at least 60% of the Net Rentable Area of such Property.  A Property shall not be considered a “Redevelopment Asset” solely because such Property is being restored to its prior condition following a casualty or condemnation, but may qualify as a “Redevelopment Asset” despite any such casualty or condemnation to the extent the conditions set forth above in this definition for qualification as a “Redevelopment Asset” have been satisfied.

“REIT”:  a Person qualifying as a real estate investment trust under sections 856-859 of the Code and the regulations and rulings of the Internal Revenue Service issued thereunder.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remaining Interest Period”:  (a) in the event that the Borrower shall fail for any reason to borrow a Loan in respect of which it shall have requested a LIBOR Loan or a Swing Loan or to convert an Advance to a LIBOR Loan after it shall have notified the Administrative Agent of its intent to do so with respect to the Loans to be made pursuant to Sections 2.1A, 2.3 or 2.8 or accepted one or more Competitive Advances under Section 2.4 or with respect to a conversion pursuant to Section 2.8, a period equal to the Interest Period that the Borrower elected in respect of such LIBOR Loan, Swing Loan or Competitive Advance; or (b) in the event that a LIBOR Loan, Swing Loan or Competitive Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (c) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan, Swing Loan or Competitive Advance (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality) prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

“Rent Roll”:  a schedule prepared by the Borrower from time to time identifying (a) the Real Property owned by the Borrower or its Subsidiaries and stating whether such items of Real Property are Unencumbered Assets at such time, (b) the annual base rent payable under each lease of Real Property owned by the Borrower or any of its Subsidiaries, (c) the commencement and termination dates of the term of each such lease, (d) any renewal options with respect to such lease, (e) the Net Rentable Area of the space demised under each such lease and (f) such other information as the Administrative Agent may reasonably require.

“Replaced Credit Agreement”:  means that certain Second Amended and Restated Revolving Credit Agreement dated as of August 25, 2006 by and among, NXL, the guarantors party thereto, Bank of America, N.A. as administrative agent for the lenders and the lenders from time to time party thereto.

“Required Additional Guarantors”:  any Subsidiary required to execute and deliver a Guaranty pursuant to Section 7.11.

“Required Lenders”:  the Lenders whose aggregate Commitment Percentage equals or exceeds fifty-one percent (51%), notwithstanding any termination of the Total Commitment (in which case the Commitment Percentage immediately preceding such termination shall be utilized), provided that the Commitment of any Defaulting Lender shall be excluded from the calculations of Commitment Amount and Total Commitment Amount for purposes of making a determination of Required Lenders.

“Reserve Percentage”:  for any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Responsible Official”: (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.

“Restricted Payment”:  as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities or beneficial interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or beneficial interests or any option, warrant or other right to acquire any such shares or beneficial interests.

“Revolving Credit Loan” and “Revolving Credit Loans”:  as defined in Section 2.1.

“Revolving Credit Note” and “Revolving Credit Notes”:  as defined in Section 2.2.

“Sarbanes-Oxley”:  the Sarbanes-Oxley Act of 2002.

“SEC”:  the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws”:  the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Senior Debt Rating”:  the senior unsecured non-credit-enhanced debt rating of the Borrower as determined by S&P, Moody’s and/or Fitch from time to time; provided, that (a) if the Borrower receives only two ratings and these ratings are not equivalent, the Pricing Level is determined by the higher of the two ratings; (b) if the Borrower receives more than two ratings, the Pricing Level is determined by the second highest rating and (c) if the Borrower fails to maintain a Senior Debt Rating from at least two of S&P, Moody’s or Fitch, the Pricing Level would be the rating level at less than BBB-/Baa3.

“Sole Book Manager”:  Banc of America Securities LLC, together with its successors in such capacity.

“SPC”: as defined in Section 11.7(k).

“Special Counsel”:  Moore & Van Allen PLLC, special counsel to Bank of America.

“S&P”:  Standard & Poor’s Ratings Group and any successor thereto.

“Stock”:  any and all shares, rights, interests, participations, warrants, depositary receipts or other equivalents (however designated) of corporate stock, including, without limitation, so-called “phantom stock,” preferred stock and common stock.

“Subsidiary”:  as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity (a) which is required pursuant to GAAP to be consolidated with such Person for financial reporting purposes, and (b) of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity (other than a corporation which is provided for in (i) above), is entitled to share, either directly or indirectly through an entity described in clause (i) above, in more than 50% of the profits and losses, however determined (without taking into account returns of capital to such Person as an equity investor or payment of fees to such Person for services rendered to such entity).  References to “Subsidiaries” contained herein without further express clarification shall be deemed to be references to Subsidiaries of the Borrower.

“Subsidiary Guarantor”: the Subsidiaries of the Borrower listed on Schedule 4.4 and designated thereon as a Subsidiary Guarantor, each Required Additional Guarantor, and their successors and assigns; and “Subsidiary Guarantors” shall mean all such guarantors, collectively.

“Swing Loans”:  as defined in Section 2.1A.

“Swing Loan Lender”:  Bank of America, in its capacity as Swing Loan Lender.

“Swing Loan Commitment”:  the sum of $25,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Swing Loan Note”:  as defined in Section 2.1A.

“Tangible Net Worth”:  as of any date of determination thereof with respect to the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, the remainder of (a) the amounts which would, in conformity with GAAP, be included under “shareholder’s equity” (or any like caption) on a Consolidated balance sheet of the Borrower and its Subsidiaries as at such date, minus (b) the net book value of all assets of the Borrower and its Subsidiaries on a Consolidated basis (to the extent reflected in the Consolidated balance sheet of the Borrower at such date) which would be treated as intangibles under GAAP, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, franchises, copyrights, licenses, service marks, rights with respect to the foregoing and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and development costs); provided, however, that to the extent FAS 141 requires treatment of the value of leases associated with purchased real property as intangible assets, such value shall, notwithstanding FAS 141, be treated as part of the tangible value of such real property to the extent such value would, in the absence of FAS 141, have otherwise been included in such determination.

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

“Total Commitment Amount”:  on any day, the sum of the Commitment Amounts of all Lenders on such day.

“Unencumbered Asset”:  any Operating Property which Borrower desires to have treated as an Unencumbered Asset and which at any time (a) is wholly owned in fee simple by the Borrower, a DownREIT Partnership, a direct or indirect wholly owned Subsidiary of the Borrower or a DownREIT Partnership or a Joint Venture (or is the subject of a Ground Lease), (b) is free and clear of all Liens, including any Liens on any direct or indirect interest of Borrower or any Subsidiary therein (other than Liens permitted under clauses (a), (b), (c), (d), (e) (f), (h), (i) and (j) of Section 8.1), (c) does not have applicable to it (or to any such Ground Lease) any restriction on the pledge, transfer, mortgage or assignment of such Operating Property or Ground Lease (including any restriction imposed by the organizational documents of any such Subsidiary or DownREIT Partnership, but excluding (i) any requirement in a Ground Lease that such Ground Lease be assumed upon the assignment thereof and (ii) any restrictions on transfers applicable to an Operating Property or Ground Lease owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership, so long as any such transfer restrictions shall not prohibit such DownREIT Partnership or such wholly owned Subsidiary of a DownREIT Partnership from transferring such Operating Property or Ground Lease either (A) in a manner that does not trigger the built in gains of the applicable unit holders in such DownREIT Partnership, including, without limitation, exchanges pursuant to Section 1031 of the Code, or (B) subject only to the payment of any tax liability and related expenses of the applicable unit holders in such DownREIT Partnership in connection with such transfers, including a reimbursement for taxes imposed upon the applicable unit holders as a result of such payment), (d) if owned by any such Subsidiary or DownREIT Partnership, the Stock, partnership interests or membership interests, as the case may be, of such Subsidiary or DownREIT Partnership that are owned by the Borrower, any Subsidiary or any DownREIT Partnership are not subject to any pledge or security interest in favor of any Person other than the Borrower or a Subsidiary Guarantor, (e) is not an Environmental Risk Property, (f) does not have, to the best of the Borrower’s knowledge, any title, survey, or other defect which could reasonably be expected to materially and adversely affect the value, use, financeability or marketability thereof, and (g) is located within the contiguous 48 states of the continental United States; and “Unencumbered Assets” means all such Unencumbered Assets, collectively.  The Unencumbered Assets which are retail shopping centers shall on an aggregate basis have an occupancy level of tenants in possession and operating and which are paying base, minimum or similar regularly scheduled fixed payments of rent (but not pass-throughs of common area maintenance charges, operating expenses, taxes, insurance and similar charges) in accordance with the terms of their leases of at least eighty percent (80%) of the Net Rentable Area within such Unencumbered Assets based on bona fide arms-length tenant leases requiring current rental payments.

“Unencumbered Asset Value”:  as of any date, the sum of (a) the quotient of (i) an amount equal to the Adjusted Net Operating Income for all Unencumbered Assets in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 8.25%, plus (b) Management Fee Value. For purposes of any determination of Unencumbered Asset Value, the following limitations and methodology shall apply:  (A) the Adjusted Net Operating Income of any Unencumbered Asset owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Unencumbered Asset for the four fiscal quarters having most recently ended as of such date; (B) the Adjusted Net Operating Income of any Unencumbered Asset owned by a Joint Venture shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each Unencumbered Asset for the four fiscal quarters having most recently ended as of such date; (C) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries, DownREIT Partnerships and wholly owned Subsidiaries of DownREIT Partnerships (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Unencumbered Asset Value shall be reduced by the percentage amount of such excess multiplied by the Unencumbered Asset Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (D) to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating Property during such period and the following periods shall be annualized until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.  Notwithstanding the foregoing, to the extent any Real Property is an Unencumbered Asset and is held by a non-Subsidiary Joint Venture of the Borrower (whether directly or indirectly), the Unencumbered Asset Value derived from such Real Property shall be Borrower’s pro rata share (based on its beneficial ownership of the applicable Joint Venture) of the otherwise calculated Unencumbered Asset Value of such Unencumbered Asset.

1.2                                 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3                                 Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements pursuant to Section 4.13, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4                                 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                                 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6                                 Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.7                                 Clarification Concerning Calculations for Joint Ventures.  Notwithstanding anything contained in the foregoing, to the extent any Real Property is held by a non-Subsidiary Joint Venture of the Borrower or any of its Subsidiaries and is an Unencumbered Asset, Operating Property, Land Asset, Redevelopment Asset, New Construction Asset or Real Property purchased within the last 12 months, the Adjusted Net Operating Income, Operating Property Value, Unencumbered Asset Value, book value or cost of such asset derived from such Real Property shall be Borrower’s pro rata share (based on its beneficial ownership of the applicable Joint Venture) of the otherwise calculated amount for such Real Property.

2.                                       AMOUNT AND TERMS OF LOANS.

2.1                                 Revolving Credit Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each a “Revolving Credit Loan” and, as the context may require, collectively with all Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the “Revolving Credit Loans”) to the Borrower from time to time between the Effective Date and the Maturity Date, in an aggregate principal amount, together with such Lender’s share of the Letter of Credit Exposure and Swing Loans outstanding at such time, not to exceed at any time (exclusive of any Competitive Advances of such Lender at such time) such Lender’s Commitment Amount for the purposes set forth in Section 2.15.  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  The acceptance by Borrower of the Revolving Credit Loans hereunder shall constitute a representation and warranty that all of the conditions set forth in Sections 5 (with respect to Revolving Credit Loans made on the Effective Date) and 6 (with respect to all other Revolving Credit Loans) have been satisfied.  At no time shall the aggregate outstanding principal amount of the Revolving Credit Loans of all Lenders (including the amount of Competitive Advances) plus the Letter of Credit Exposure plus the aggregate principal amount of all Swing Loans exceed the Total Commitment Amount.  Between the Effective Date and the Maturity Date, the Borrower may borrow, prepay in whole or in part and reborrow under the Commitments at any time and from time to time, all in accordance with the terms and conditions of this Agreement.  Subject to the provisions of Sections 2.3, 2.4 and 2.8, Revolving Credit Loans may be (a) Prime Rate Loans, (b) LIBOR Loans, (c) Competitive Advances or (d) any combination thereof.

2.1A                       Swing Loan Commitment.

(a)                                  Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Effective Date and the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this Section 2.1A, such sums as are requested by the Borrower for the purposes set forth in Section 2.15 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment (the “Swing Loans”); provided that (i) after giving effect to any such Swing Loan, the aggregate principal balance of any Lender’s Commitment Percentage of all outstanding Loans (after giving effect to the Letter of Credit Exposure) plus such Lender’s Commitment Percentage of all Swing Loans, shall not exceed such Lender’s Commitment; (ii) in all events no Default or Event of Default shall have occurred and be continuing; (iii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure shall not at any time exceed the Total Commitment Amount; (iv) no Swing Loan shall be used to repay a Swing Loan; and (v) no Lender shall be in default of its obligations under this Agreement.  Swing Loans shall constitute “Loans” for all purposes hereunder, but shall not be considered the utilization of a Lender’s Commitment.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Sections 5 (with respect to any Swing Loans made on the Effective Date) and Section 6 (with respect to all other Swing Loans) have been satisfied on the date of such funding.

(b)                                 The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit J hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loan Note shall be payable to the order of the Swing Loan Lender in such amount as may be outstanding from time to time thereunder and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Borrowing Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)                                  Each borrowing of a Swing Loan shall be subject to the limits and restrictions for Prime Rate Loans and LIBOR Loans set forth in this Agreement.  Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Borrowing Request (or a telephonic request confirmed promptly by hand delivery or telecopy to the Swing Loan Lender of a written Borrowing Request signed by Borrower) no later than 12:00 p.m. (i) on the requested Borrowing Date with respect to a Prime Rate Loan, and (ii) three (3) Business Days prior to the requested Borrowing Date, with respect to a LIBOR Loan, specifying the amount of the requested Swing Loan.  The Borrowing Request shall also contain the statements and certifications required by Section 2.3(b)(i)-(v) (provided, however, the minimum amount for such requested Swing Loan shall be $100,000.00).  Each such Borrowing Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Borrowing Date.  Notwithstanding anything herein to the contrary, a Swing Loan shall either be a Prime Rate Loan or, if the Borrower has requested a LIBOR Loan (of any interest period) in the Borrowing Request delivered in connection with such Swing Loan, a LIBOR Loan having an Interest Period of seven (7) days (regardless of the Interest Period so requested), and in the event that the Borrower fails to specify whether it has selected a Prime Rate Loan or a LIBOR Loan, the Borrower shall be deemed conclusively to have selected a Prime Rate Loan.  If the Borrower requests a LIBOR Loan in the Borrowing Request delivered in connection with such Swing Loan, then upon the date that the Lenders shall be required to fund the Loans pursuant to Section 2.1A(d) to refund such Swing Loan, the interest rate shall be reset to correspond to the rate applicable to a LIBOR Loan with an Interest Period as specified in the Borrowing Request given by the Borrower to the Administrative Agent in connection with such Swing Loan (such Interest Period to commence on the date of such funding of Loans by the Lenders to fund such Swing Loan), or if no Interest Period is so specified, then as a Prime Rate Loan.  The proceeds of the Swing Loan will be made available by the Swing Loan Lender to the Borrower at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower at such office with such proceeds.  Each Swing Loan shall be deemed a LIBOR Loan or Prime Rate Loan, as applicable, for purposes of this Agreement.

(d)                                 The Swing Loan Lender shall within three (3) days after the Borrowing Date with respect to such Swing Loan request each Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to Section 2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given, unless the Borrower has advised Administrative Agent in the Borrowing Request for such Swing Loan that Borrower shall repay such Swing Loan in full on the date that is seven (7) days after the making of such Swing Loan.  Such request shall be made in writing and in accordance with the requirements of Section 2.3 without regard to the minimum and multiples specified therein for the principal amount for Prime Rate Loans and LIBOR Loans, but subject to the unutilized portion of the Total Commitment Amount and the conditions set forth in Sections 5 and 6.  Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Administrative Agent for the benefit of the Swing Loan Lender pursuant to this Section 2.1A(d) shall be considered a Loan pursuant to Section 2.1.  Unless any of the events described in paragraph (h) or (i) of Section 9.1 shall have occurred (in which event the procedures of Section 2.1A(e) shall apply), each Lender shall make the proceeds of its Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the office of the Administrative Agent specified in Section 11.2 prior to 1:00 p.m. in funds immediately available on the date specified in such request just as if the Lenders were funding directly to the Borrower, so that thereafter such obligations of Borrower with respect to such Swing Loan shall be evidenced by the Revolving Credit Notes.  The proceeds of such Loan shall be immediately applied to repay the Swing Loans.  Administrative Agent may, at its option, also request that the Lenders make a Loan as provided herein in the event that the Borrower fails to repay a Swing Loan on its maturity date after having indicated that it would so repay such Swing Loan.  Until such Loans pursuant to Section 2.1 are made pursuant to this paragraph, interest shall accrue under the Swing Loan only.

(e)                                  If (i) prior to the making of a Loan pursuant to Section 2.1A(d) by all of the Lenders, one of the events described in Section 9.1(h) or (i) shall have occurred, or (ii) for any reason any Swing Loan cannot be refinanced by a Revolving Credit Loan in accordance with Section 2.1A(d), each Lender will, on the date such Loan pursuant to Section 2.1A(d) was to have been made, purchase an undivided participating interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan.  Each Lender will, on the date such Loan pursuant to Section 2.1A(d) was to have been made, transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)                                    Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participating interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will promptly distribute to such Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)                                 Each Lender’s obligation to fund a Loan as provided in Section 2.1A(d) or to purchase participating interests pursuant to Section 2.1A(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower or any Subsidiary Guarantor may have against the Swing Loan Lender, the Borrower or any Subsidiary Guarantor or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default arising after the relevant Swing Loan was advanced by the Swing Loan Lender; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Guarantor or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Subsidiary Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Swing Loan Lender as a Loan which was not funded by the non-purchasing Lender as contemplated in Section 9.1.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Loan made by each Lender under its Commitment.

2.2                                 Notes.

(a)                                  Revolving Credit Notes.  The Loans (other than the Swing Loans and Competitive Advances) of each Lender shall, if requested by such Lender, be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit K, with appropriate insertions therein as to date and principal amount (each, as endorsed or modified from time to time, a “Revolving Credit Note” and, collectively with the Revolving Credit Notes of all other Lenders, the “Revolving Credit Notes”), payable to the order of such Lender for the account of its Applicable Lending Office in the initial principal face amount equal to the original amount of the Commitment of such Lender and representing the obligation of the Borrower to pay the lesser of (i) the original amount of the Commitment of such Lender and (ii) the aggregate unpaid principal balance of all Revolving Credit Loans of such Lender and such Lender’s share of any payments made by the Issuing Lender pursuant to any Letters of Credit and such Lender’s pro rata percentage of the aggregate principal amount of all Swing Loans based on its Commitment Percentage, plus interest and other amounts due and owing to the Lenders under the Loan Documents.  No Lender shall have any obligation to make Loans to the Borrower of more than the principal face amount of its Revolving Credit Note.

(b)                                 The Revolving Credit Notes Generally.  Each Revolving Credit Note shall bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.9 and shall be stated to mature on the Maturity Date.  The following information shall be recorded by each Lender on its books:  (i) the date and amount of each Loan of such Lender; (ii) its character as a Prime Rate Loan, a LIBOR Loan or a combination thereof; (iii) the interest rate and Interest Period applicable to LIBOR Loans; and (iv) each payment and prepayment of the principal thereof; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Loan Documents.

2.3                                 Procedure for Revolving Credit Loan Borrowings Other than Competitive Advances.

(a)                                  Revolving Credit Loans.  Except for (i) Revolving Credit Loans which the Borrower has requested to be made as Competitive Advances (as to which the provisions of Section 2.4 shall apply), and (ii) Revolving Credit Loans which the Borrower has requested to be made as Swing Loans (as to which provisions of Section 2.1A shall apply), and subject to the limitations set forth in Sections 2.1 and 2.3(c), the Borrower may borrow under the Commitments on any Business Day between the Effective Date and the Maturity Date by providing notice thereof in accordance with Section 2.3(b).

(b)                                 Borrowing Requests.  To request Revolving Credit Loans pursuant to Section 2.3(a), the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a LIBOR Loan, not later than 12:00 noon three (3) Business Days before the date of the proposed borrowing of Revolving Credit Loans or (ii) in the case of a Prime Rate Loan, not later than 12:00 noon one (1) Business Day before the date of such proposed advance.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information: (A) the aggregate amount of the requested borrowing of Revolving Credit Loans; (B) the date of such borrowing of Revolving Credit Loans, which shall be a Business Day; (C) whether the requested Revolving Credit Loan is to be a Prime Rate Loan or a LIBOR Loan; (D) in the case of a LIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (E) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.3(d).

(c)                                  Limits on Advances.  Each borrowing of (i) Prime Rate Loans shall be in a minimum aggregate principal amount equal to $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the Available Commitment Amount, and (ii) LIBOR Loans shall be in an aggregate principal amount equal to $5,000,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the Available Commitment Amount.

(d)                                 Funding of Revolving Credit Loans.  Upon receipt of each Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Lender of the contents thereof.  Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each borrowing of Revolving Credit Loans pursuant to this Section available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 11:00 a.m. on the relevant Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent at such office.  The amounts so made available to the Administrative Agent on the Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent, provided that Revolving Credit Loans made to finance the reimbursement of a payment made by the Issuing Lender pursuant to a Letter of Credit as provided in Section 2.5 shall be remitted by the Administrative Agent to the Issuing Lender.

(e)                                  Effect of Incomplete Borrowing Request.  If no election is made as to the whether the Revolving Credit Loans shall be Prime Rate Loans or LIBOR Loans, then the requested Revolving Credit Loans shall be Prime Rate Loans.  If no Interest Period is specified with respect to any requested borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(f)                                    Administrative Agent’s Assumption.  Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) that such Lender will not make available to the Administrative Agent such Lender’s pro rata share of the Loans (including, without limitation, Revolving Credit Loans, Swing Loans and Competitive Advances), the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of the proposed borrowing from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount.  If and to the extent such Lender shall not have so made such pro rata share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 2.9 for Prime Rate Loans or LIBOR Loans, as initially requested by Borrower, and, in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.  Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of the Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans, but without prejudice to the Borrower’s rights against such Lender.

(g)                                 Voluntary Reduction or Termination of Commitments.

(i)                                     The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent, at any time to terminate the Commitments or from time to time to permanently reduce the Commitments, provided that (A) the Total Commitment Amount shall not be reduced below an amount equal to the sum of the aggregate principal balance of the Loans plus the Letter of Credit Exposure plus the aggregate principal amount of all Swing Loans (in each case after giving effect to any contemporaneous prepayment of the Loans) then outstanding thereunder, and (B) any such reduction of the Commitments shall be in the minimum amount of $5,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.  In the event that the Total Commitment Amount is reduced below the Swing Loan Commitment, the Swing Loan Commitment shall be reduced to an amount equal to the Total Commitment Amount, as reduced.  Upon receipt of each such notice of termination or permanent reduction of Commitments from the Borrower, the Administrative Agent shall promptly notify each Lender of the contents thereof.

(ii)                                  Reductions of the Commitments shall be applied pro rata according to the Commitments of each Lender, as the case may be.  Simultaneously with each reduction or termination of the Commitments under this Section, the Borrower shall prepay the Loans outstanding thereunder by the amount, if any, by which the aggregate unpaid principal balance of such Loans plus the Letter of Credit Exposure exceeds the amount of the Commitments, as so reduced.  Simultaneously with a termination of the Commitments under this Section, the Borrower shall pay the Facility Fee accrued (but not yet paid) with respect to the portion of the Commitment being terminated at such time.  If any prepayment is made under this Section with respect to any LIBOR Loans, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.14.  No reduction or termination of the Commitments may be reinstated.

2.4                                 Competitive Advances.

(a)                                  Subject to the terms and conditions hereof, at any time and from time to time from the Effective Date through the Maturity Date, and provided that no Default or Event of Default shall have occurred and be continuing, each Lender may in its sole and absolute discretion make Competitive Advances to Borrower in such principal amounts as Borrower may request pursuant to a Competitive Bid Request that do not result in (i) the aggregate principal amount outstanding under the Competitive Advance Notes (after giving effect to all amounts requested thereunder) being in excess of 50% of the Total Commitment Amount, and (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure being in excess of the Total Commitment Amount.  A Lender lending to the Borrower pursuant to this Section 2.4 shall remain obligated to make Loans in accordance with its Commitment Percentage as provided in Section 2.1.

(b)                                 Borrower shall request Competitive Advances by submitting a duly completed Competitive Bid Request to the Administrative Agent, which Competitive Bid Request shall specify the relevant date, amount and maturity for the proposed Competitive Advance and shall state whether a Competitive Bid is requested on the basis of a fixed rate of interest expressed in multiples of 1/100th of one basis point (a “Absolute Rate Bid”) or on the basis of a margin over LIBOR (a “LIBOR Margin Bid”).  If a LIBOR Margin Bid is requested, the maturity date shall be one of the Interest Periods, and any such advance shall be a LIBOR Loan.  The proposed funding date shall be a Business Day.  The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid Request purportedly made by an Authorized Signatory of Borrower, which hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.  The Competitive Bid Request must be received by the Administrative Agent not later than 12:00 noon on a Business Day that is at least five (5) Business Days prior to the date of the proposed Competitive Advance.

(c)                                  Unless the Administrative Agent otherwise agrees, in its sole and absolute discretion, no Competitive Bid Request shall be made by Borrower if Borrower has within the current calendar month submitted five (5) or more Competitive Bid Requests.

(d)                                 Each Competitive Bid Request must be made for a Competitive Advance of at least $5,000,000 and shall be in an integral multiple of $1,000,000.

(e)                                  No Competitive Bid Request shall be made for a Competitive Advance with a maturity of less than 7 days or more than 180 days, or with a maturity date subsequent to the Maturity Date.  The Borrower may request offers to make Competitive Advances for up to four (4) Interest Periods in a single Competitive Bid Request, provided that in no event shall Borrower be permitted to have more than four (4) different Interest Periods outstanding at any one time with respect to all Competitive Advances.

(f)                                    Upon receipt of each Competitive Bid Request from the Borrower, the Administrative Agent shall promptly notify each Lender of the contents thereof.  Any Lender may, by written notice to the Administrative Agent, advise the Administrative Agent that it elects not to be so notified of Competitive Bid Requests, in which case the Administrative Agent shall not notify such Lender of the Competitive Bid Request.

(g)                                 Each Lender receiving a Competitive Bid Request may, in its sole and absolute discretion, make or not make a Competitive Bid responsive to the Competitive Bid Request.  Each Competitive Bid shall be submitted so as to be received by the Administrative Agent not later than 12:00 noon (or, in the case of the Domestic Reference Lender, not later than 11:00 a.m.) on the date which is four (4) Business Days prior to the requested Competitive Advance.  Any Competitive Bid received by the Administrative Agent after 12:00 noon (or 11:00 a.m. in the case of the Domestic Reference Lender) on such date shall be disregarded for purposes of this Agreement.  The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid purportedly made by a Responsible Official of a Lender, each of which hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting with respect to that Lender.

(h)                                 Each Competitive Bid shall specify the fixed interest rate or the margin over LIBOR, as applicable, for the offered Maximum Competitive Advance set forth in the Competitive Bid.  The Maximum Competitive Advance offered by a Lender in a Competitive Bid shall not exceed the Competitive Advance requested and may be less than the Competitive Advance requested by Borrower in the Competitive Bid Request, but shall be an integral multiple of $1,000,000.  Any Competitive Bid which offers an interest rate other than a fixed interest rate or a margin over LIBOR, is in a form other than as set forth in Exhibit E or which otherwise contains any term, condition, qualification or provision not contained in the Competitive Bid Request (including without limitation a requirement of a minimum advance) or is received after the time set forth in Section 2.4(g) shall be disregarded for purposes of this Agreement.  A Competitive Bid once submitted to the Administrative Agent shall, subject to the terms of Sections 2.12 and Section 6, be irrevocable until 12:00 noon on the date which is three (3) Business Days prior to the requested Competitive Advance set forth in the related Competitive Bid Request, and shall expire by its terms at such time unless accepted by Borrower on or prior thereto.

(i)                                     Promptly after 12:00 noon (a) on the date which is four (4) Business Days prior to the date of the proposed Competitive Advance, the Administrative Agent shall notify Borrower of the names of the Lenders providing Competitive Bids to the Administrative Agent at or before 12:00 noon on that date (or 11:00 a.m. in the case of the Domestic Reference Lender) and satisfying the conditions of this Section 2.4 and the Maximum Competitive Advance and fixed interest rate or margin over LIBOR set forth by each such Lender in its Competitive Bid.

(j)                                     Borrower may, in its sole and absolute discretion, reject any or all of the Competitive Bids.  If Borrower accepts any Competitive Bid, by telephone or in writing (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrower), the following shall apply:  (i) Borrower must accept all Absolute Rate Bids at all lower fixed interest rates before accepting any portion of a Absolute Rate Bid at a higher fixed interest rate, (ii) Borrower must accept all LIBOR Margin Bids at all lower margins over LIBOR before accepting any portion of a LIBOR Margin Bid at a higher margin over LIBOR, (iii) if two or more Lenders have submitted a Competitive Bid at the same fixed interest rate or margin, then Borrowers must accept either all of such Competitive Bids or accept such Competitive Bids in the same proportion as the Maximum Competitive Advance of each Lender bears to the aggregate Maximum Competitive Advances of all such

Lenders, (iv) Borrower may not accept Competitive Bids for an aggregate amount in excess of the requested Competitive Advance set forth in the Competitive Bid Request, and (v) the principal amount of the Competitive Bids accepted must be at least $5,000,000 and shall be in an integral multiple of $1,000,000.  Acceptance by Borrower of a LIBOR Margin Bid or Absolute Rate Bid must be made prior to 12:00 noon on the date which is three (3) Business Days prior to the requested Competitive Advance.  Acceptance of a Competitive Bid by Borrower shall be accomplished by telephonic or written notification thereof to the Administrative Agent (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrower) and shall be irrevocable upon such notification.  The Administrative Agent shall promptly notify each of the Lenders whose Competitive Bid has been accepted by Borrower by telephone, which notification shall promptly be confirmed in writing delivered in person or by telecopier to such Lenders.  Any Competitive Bid not accepted or rejected by Borrower by 12:00 noon on the date which is three (3) Business Days prior to the proposed Competitive Advance, shall be deemed rejected.

(k)                                  In the case of a LIBOR Margin Bid, the Administrative Agent shall determine LIBOR for the relevant Interest Period on the date which is three (3) Business Days prior to the date of the proposed Competitive Advance, and shall promptly thereafter notify Borrower and the Lenders whose LIBOR Margin Bids were accepted by Borrower of such LIBOR rate.

(l)                                     A Lender whose Competitive Bid has been accepted by Borrower shall make the Competitive Advance in accordance with the Competitive Bid Request and with its Competitive Bid, subject to the applicable conditions set forth in this Agreement, by making funds immediately available to the Administrative Agent at the office of the Administrative Agent set forth in Section 11.2 in the amount of such Competitive Advance not later than 1:00 p.m. on the date set forth in the Competitive Bid Request.  The Administrative Agent shall then promptly make available to the Borrower the aggregate amount of the Competitive Advances made available to the Administrative Agent by crediting such amount in immediately available funds to the account of the Borrower on the books of such office of Administrative Agent.

(m)                               The Administrative Agent shall notify Borrower and the Lenders promptly after any Competitive Advance is made of the amounts and maturity of such Competitive Advances and the identity of the Lenders making such Competitive Advances.

(n)                                 The Competitive Advances made by a Lender shall, if requested by such Lender, be evidenced by that Lender’s Competitive Advance Note.

(o)                                 Each Competitive Advance shall be subject to all of the provisions of this Agreement generally, provided, however, that a Competitive Advance shall not reduce a Lender’s obligation to fund its Commitment Percentage of any Loan.  No Competitive Advance may be prepaid without the prior written consent of the affected Lender.

2.5                                 Letters of Credit.

(a)                                                                                  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Effective Date through the day that is seven (7) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit L hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the outstanding Letters of Credit (including Letters of Credit accepted but unpaid) shall not exceed Fifty Million and No/100 Dollars ($50,000,000.00), (iii) in no event shall the amount of the Loans outstanding and the amount of Letters of Credit outstanding (after giving effect to the Letter of Credit Exposure) exceed the Total Commitment Amount, (iv) the conditions set forth in Sections 5 and 6 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Each Letter of Credit Request shall be executed by an Authorized Signatory of the Borrower.  The Issuing Lender shall not be required to issue any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender.  The Issuing Lender shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it.  In addition, the Issuing Lender shall not be required to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of such Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit (other than any extension of the original term of any Letter of Credit pursuant to Section 2.5(d)) shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is seven (7) days prior to the Maturity Date (but in any event the term shall not extend beyond the Maturity Date).  The amount available to be drawn under any Letter of Credit shall reduce on a dollar for dollar basis the amount available to be drawn under the Total Commitment Amount as a Loan.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto as Letters of Credit, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)                                 Each Letter of Credit Request shall be submitted to the Issuing Lender no later than 11:00 a.m. at least five (5) Business Days (or such later time as may be permitted by the Issuing Lender, in its discretion) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of Section 2.15 of this Agreement), and (ii) a certification by an Authorized Signatory of the Borrower that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)                                  Promptly after receipt of any Letter of Credit Request, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent, the Borrower or any Subsidiary Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 6 shall not then be satisfied, then, subject to the terms and conditions set forth in this Agreement (including without limitation approval by Issuing Lender of the content of the Letter of Credit Request), the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.  Each Letter of Credit shall be in form and substance satisfactory to the Issuing Lender in its sole discretion.  Upon issuance of a Letter of Credit, the Issuing Lender shall provide copies of each Letter of Credit to the Lenders.

(d)                                 If the Borrower so requests in any applicable Letter of Credit Request, the Issuing Lender shall, subject to the terms and conditions hereof with respect to the issuance of Letters of Credit, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving at least thirty (30) days’ prior written notice to the beneficiary thereof (the “Non-Extension Notice Date”) in each such twelve-month period.  Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit, at any time to an expiry date that may or may not extend beyond the Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (i) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(a) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is thirty (30) Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension, and provided further, however, that in the event that the expiry date of any Letter of Credit (whether or not such Letter of Credit is an Auto-Extension Letter of Credit) shall extend beyond the date that is after the Maturity Date and if as of the date that is seven (7) days prior to the Maturity Date, any such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Letter of Credit Exposure (in an amount equal to such Letter of Credit Exposure).

(e)                                  Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit, provided, however, that with respect to the Existing Letters of Credit, on the Effective Date, each Lender shall be deemed to have purchased a subparticipation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of the Existing Letters of Credit.  No Lender’s obligation to participate or subparticipate, as applicable, in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(f)                                    In connection with the issuance of each Letter of Credit, the Borrower shall pay (i) directly to the Issuing Lender for its own account, a fee calculated at the rate of one-eighth of one percent (0.125%) per annum times the daily maximum amount available to be drawn under such Letter of Credit (which fee shall not, on an annual basis, be less than $500.00 in any event) (the “Letter of Credit Fronting Fees”), and (ii) the Administrative Agent for the accounts of the Lenders in accordance with their respective percentage shares of participation or subparticipation, as applicable, in such Letter of Credit, a fee equal to the Applicable Margin times the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Commission Fees”).  The Letter of Credit Fronting Fees payable under clause (i) above shall be (A) calculated on the basis of a 360-day year and (B) payable (w) quarterly in arrears on the last Business Day of each March, June, September, and December, (x) upon the expiration or return of any Letter of Credit, (y) on any termination of the Total Commitment Amount, and (z) on the Maturity Date.  The Letter of Credit Commission Fees payable under clause (ii) above shall be (A) calculated on the basis of a 360-day year and (B) payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December, (y) on any termination of the Total Commitment Amount, and (z) on the Maturity Date.  In addition to and concurrently with the payment of the Letter of Credit Commission Fees and the Letter of Credit Fronting Fees, Borrower shall pay directly to, the applicable Issuing Lender its customary issuance, presentation, amendment, and other processing fees, and all other standard costs and charges of such Issuing Lender relating to letters of credit as from time to time in effect (such charges not to exceed $500.00).

(g)                                 In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender not later than 11:00 a.m. on the date of such payment by the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the Issuing Lender by such time, Borrower shall be deemed to have requested a Prime Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Prime Rate Loan under this Agreement and the Administrative Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Lender shall not make such amount available on the Business Day on which such draw occurs, such Lender agrees to pay such amount to the Administrative Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw occurred until the date on which such amount is paid to the Administrative Agent, at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations and subparticipations in Letters of Credit and any other amounts due to it hereunder to the Administrative Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this Section 2.5(g) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority position for such amounts as provided in Section 9.1.  The failure of any Lender to make funds available to the Administrative Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent pursuant to this Section 2.5(g).

(h)                                 If after the issuance of a Letter of Credit pursuant to Section 2.5(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender pursuant to Section 2.5(g), one of the events described in Section 9.1(h) or (i) shall have occurred, each Lender will, on the date such Loan pursuant to Section 2.5(g) was to have been made, transfer to the Issuing Lender in immediately available funds the amount of its participation or subparticipation, as applicable, based on that Loan that it was to have made on such date and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate or subparticipation certificate, as applicable, dated the date of receipt of such funds and in such amount.

(i)                                     Whenever at any time after the Issuing Lender has received from any Lender such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participating interest or subparticipating interest, as applicable, in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest or subparticipating interest, as applicable, was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(j)                                     The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(k)                                  The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vi) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender, and (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender.

(l)                                     Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Administrative Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of Administrative Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Administrative Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Administrative Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Administrative Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower.

(m)                               Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

2.6                                 Repayment of Loans; Evidence of Debt.

(a)                                  Promise to Pay.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date; provided, however, that Swing Loans shall be paid pursuant to Section 2.1A and Competitive Advances shall be paid pursuant to Section 2.4.

(b)                                 Lenders’ Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  Administrative Agent’s Accounts.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan, Competitive Advance and payment made by the Issuing Lender pursuant to a Letter of Credit made hereunder, the type of Advance thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any other sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Entries Made in Accounts.  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent not inconsistent with any entries made in any Note and absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender, the Swing Loan Lender or the Administrative Agent, to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or any payment made by the Issuing Lender pursuant to a Letter of Credit in accordance with the terms of this Agreement or otherwise to make any payments in accordance with the Loan Documents.

(e)                                  Loans Evidenced by Notes.  The Loans and interest thereon shall, upon request of the applicable Lenders, be evidenced by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

2.7                                 Prepayments of the Loans.

(a)                                  Voluntary Prepayments. The Borrower may, at its option, prepay the Prime Rate Loans and LIBOR Loans, in whole or in part, without premium or penalty (other than any indemnification amounts, as provided for in Section 2.14) at any time and from time to time by notifying the Administrative Agent in writing not later than the Business Day on which Loans consisting of Prime Rate Loans are prepaid and at least three Business Days prior to the proposed prepayment date in the case of Loans consisting of LIBOR Loans, specifying the Loans to be prepaid consisting of Prime Rate Loans, LIBOR Loans or a combination thereof, the amount to be prepaid and the date of prepayment.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof.  Partial prepayments of (i) Prime Rate Loans and/or LIBOR Loans shall be in an aggregate minimum principal amount of $500,000 or such amount plus a whole multiple of $500,000 in excess thereof and (ii) Swing Loans shall be in a minimum principal amount of $100,000, or, if less, the outstanding principal balance thereof.  After giving effect to any partial prepayment with respect to LIBOR Loans which were converted on the same date and which had the same Interest Period, the outstanding principal amount of such LIBOR Loans shall be at least (subject to Section 2.8(a)) $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

Any Loans prepaid may be reborrowed as provided in Section 2.1, 2.1A and 2.4.  Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

(b)                                 Mandatory Prepayments.  If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i)                                     the amount, if any, by which the principal Indebtedness evidenced by the Revolving Credit Notes (after giving effect to all amounts disbursed thereunder) plus the Letter of Credit Exposure plus the aggregate amount of Swing Loans outstanding, at any time exceeds the Total Commitment Amount shall be payable immediately;

(ii)                                  the amount, if any, by which the outstanding principal amount of the Revolving Credit Loans plus the Letter of Credit Exposure plus the aggregate amount of Swing Loans outstanding, at any time exceeds the Total Commitment Amount shall be payable immediately;

(iii)                               the principal Indebtedness evidenced by each Competitive Advance Note shall be payable on the maturity date of each Competitive Advance in the amount of such Competitive Advance; and

(iv)                              the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

Upon the occurrence of an event described in Section 2.7(b)(i) or (ii) above, Borrower shall immediately upon demand from Administrative Agent pay the amount of such excess to the Administrative Agent first for the account of Swing Loan Lender for application to outstanding Swing Loans and second for the respective accounts of the Lenders for application first to Prime Rate Loans and then to LIBOR Loans

(c)                                  In General.  If any prepayment is made in respect of any Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.14.

(d)                                 Partial Prepayments.  Each partial prepayment of the Loans (other than Prime Rate Loans) under Section 2.7(a) shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of any outstanding Swing Loans, and then to the Lenders in accordance with the provisions of Section 3.2.

2.8                                 Conversions.

(a)                                  Conversion Elections.  The Borrower may elect from time to time to convert LIBOR Loans to Prime Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of LIBOR Loans shall only be made on the last day of the Interest Period applicable thereto.  In addition, the Borrower may elect from time to time to convert Prime Rate Loans to LIBOR Loans or to convert LIBOR Loans to new LIBOR Loans by giving the Administrative Agent at least three (3) Business Days prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of Prime Rate Loans to LIBOR Loans shall only be made on a Business Day and any such conversion of LIBOR Loans to new LIBOR Loans shall only be made on the last day of the Interest Period applicable to the LIBOR Loans which are to be converted to such new LIBOR Loans.  Each such notice shall be in the form of Exhibit M and must be delivered to the Administrative Agent prior to 12:00 noon on the Business Day required by this Section for the delivery of such notices to the Administrative Agent.  The Administrative Agent shall promptly provide the Lenders with notice of any such election.  Prime Rate Loans and LIBOR Loans may be converted pursuant to this Section in whole or in part, provided that conversions of Prime Rate Loans to LIBOR Loans, or LIBOR Loans to new LIBOR Loans, shall be in an aggregate principal amount of $5,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.  This Section shall not apply to Competitive Advances or Swing Loans, which may not be converted or continued beyond the Interest Period applicable thereto.

(b)                                 Effect on Conversions if an Event of Default.  Notwithstanding anything in this Section to the contrary, no Prime Rate Loan may be converted to a LIBOR Loan, and no LIBOR Loan may be converted to a new LIBOR Loan, if a Default or Event of Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or (ii) on the requested Conversion Date.  In such event, such Prime Rate Loan shall be automatically continued as a Prime Rate Loan or such LIBOR Loan shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable to such LIBOR Loan.

(c)                                  Conversion not a Borrowing.  Each conversion shall be effected by each Lender by applying the proceeds of its new Prime Rate Loan or LIBOR Loan, as applicable, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

2.9                                 Interest Rate and Payment Dates.

(a)                                  Prior to Maturity.  Except as otherwise provided in Section 2.9(b), prior to the Maturity Date, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE

Each Prime Rate Loan	Prime Rate plus the Applicable Margin.

Each LIBOR Loan	LIBOR for the applicable Interest Period plus the Applicable Margin.
Each Competitive Advance	The rate for the applicable Competitive Advance determined pursuant to Section 2.4.
Swing Loans	The rate for the applicable Swing Loan determined pursuant to Section 2.1A.

(b)                                 Event of Default.  After the occurrence and during the continuance of an Event of Default, the outstanding principal balance of (i) the LIBOR Rate Loans and any overdue interest with respect thereto shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to LIBOR for the applicable Interest Period plus the Applicable Margin plus 2% and (ii) the Prime Rate Loans and any overdue interest with respect thereto or other overdue amount payable under the Loan Documents shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to the Prime Rate plus 2% (the “Default Rate”).

(c)                                  Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loans prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                                 General.  Interest on (i) Prime Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and (ii) LIBOR Loans shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed, including the first day but excluding the last.  Any change in the interest rate on the Loans resulting from a change in the Prime Rate or a Pricing Level shall become effective as of the opening of business on the day on which such change shall become effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate or a Pricing Level, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.  Each determination of the Prime Rate, a LIBOR or a Pricing Level by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error.  At no time shall the interest rate payable on the Loans of any Lender (including Swing Loan Lender), together with the Facility Fee and all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate.  If interest payable to a Lender (including Swing Loan Lender) on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction.  Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans.  The Borrower acknowledges that the Prime Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on Prime Rate Loans on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

2.10                           Substituted Interest Rate.

In the event that (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR applicable pursuant to Section 2.9 or (ii) the Required Lenders shall have notified the Administrative Agent that they have reasonably determined (which determination shall be conclusive and binding on the Borrower) that the applicable LIBOR will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such LIBOR, with respect to any portion of the Loans that the Borrower has requested be made as LIBOR Loans or LIBOR Loans that will result from the requested conversion of any portion of the Advances into LIBOR Loans (each, an “Affected Advance”), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances.  If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as Prime Rate Loans, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to or continued as Prime Rate Loans and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Loans.  Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the LIBOR market no longer exist and that adequate and reasonable means do exist for determining the LIBOR pursuant to Section 2.9 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further LIBOR Loans shall be required to be made by the Lenders nor shall the Borrower have the right to convert all or any portion of the Loans to LIBOR Loans.

2.11                           Taxes; Net Payments.

(a)                                  All payments made by the Borrower or any Subsidiary Guarantor under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes, levies, imposts, deductions, charges or withholdings required by law to be withheld from any amounts payable under the Loan Documents.  A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

(b)                                 Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code shall deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Borrower, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Lender are not subject to withholding.

2.12                           Illegality.

Notwithstanding any other provisions herein, if any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued, or any change in any presently existing law, regulation, treaty or directive, or in the interpretation or application thereof, shall make it unlawful for any Credit Party to make or maintain its LIBOR Loans as contemplated by this Agreement, such Credit Party shall so notify the Administrative Agent and the

Administrative Agent shall forthwith give notice thereof to the other Credit Parties and the Borrower, whereupon (a) the commitment of such Credit Party hereunder to make LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and (b) such Credit Party’s Loans then outstanding as LIBOR Loans affected hereby, if any, shall be converted automatically to Prime Rate Loans on the last day of the then current Interest Period applicable thereto or within such earlier period as required by law.  If the commitment of any Credit Party with respect to LIBOR Loans is suspended pursuant to this Section and thereafter it is once again legal for such Credit Party to make or maintain LIBOR Loans, such Credit Party’s commitment to make or maintain LIBOR Loans shall be reinstated and such Credit Party shall notify the Administrative Agent and the Borrower of such event.  Notwithstanding the foregoing, to the extent that the conditions giving rise to the notice requirement set forth in this Section can be eliminated by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise adversely affect such Loans or such Credit Party, the Borrower may request, and such Credit Party shall use reasonable efforts to effect, such transfer.

2.13                           Increased Costs.

In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any corporation directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:

(a)                                  does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to any LIBOR Loans or any Letter of Credit or participation or subparticipation therein or its obligations under this Agreement to make LIBOR Loans, issue Letters of Credit or participate or subparticipate therein, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of its LIBOR Loans or Letters of Credit or participations or subparticipations therein, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for (i) imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Applicable Lending Office for any of such Advances by any jurisdiction, including, in the case of Credit Parties incorporated in any State of the United States, such tax imposed by the United States and (ii) any franchise, unincorporated business or gains taxes); or

(b)                                 does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of its LIBOR Loans or Letters of Credit or participations or subparticipations therein, which, in the case of LIBOR Loans, is not otherwise included in the determination of the LIBOR;

and the result of any of the foregoing is to increase the cost to such Credit Party of making, issuing, renewing, converting or maintaining its LIBOR Loans, issuing Letters of Credit or participating or subparticipating therein, or its commitment to make such LIBOR Loans, issue Letters of Credit or participate or subparticipate therein, or to reduce any amount receivable hereunder in respect of its LIBOR Loans, Letters of Credit or participation or subparticipation therein, then, in any such case, the Borrower shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as reasonably determined by such Credit Party; provided, however, that nothing in this Section shall require the Borrower to indemnify the Credit Parties with respect to withholding Taxes for which the Borrower has no obligation under Section 2.11.  No failure by any Credit Party to demand compensation for any increased cost during any Interest Period shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and any of the Commitments or the payment of the Notes and all other amounts payable under the Loan Documents for a period of one hundred eighty (180) days and shall thereafter terminate forever.  Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.  To the extent that any increased costs of the type referred to in this Section are being incurred by a

Credit Party and such costs can be eliminated or reduced by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise materially adversely affect such Loan or such Credit Party, the Borrower may request, and such Lender shall use reasonable efforts to effect, such transfer.

2.14                           Indemnification for Break Funding Losses.

Notwithstanding anything contained herein to the contrary, if (a) the Borrower shall fail to borrow on the Borrowing Date, if it shall have requested a LIBOR Loan, or shall fail to convert on a Conversion Date, after it shall have given notice to do so in which it shall have requested a LIBOR Loan pursuant to Section 2.3 or 2.8, (b) the Borrower shall fail to borrow after having accepted one or more offers of Competitive Advances under Section 2.4, or (c) a LIBOR Loan or Competitive Advance shall be terminated or prepaid for any reason prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), the Borrower agrees to indemnify each Credit Party against, and to pay on demand directly to such Credit Party, any loss or expense suffered by such Credit Party as a result of such failure to borrow or convert, or such termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

A x (B-C) x D/360

where:

“A” equals such Credit Party’s pro rata share of the Affected Principal Amount;

“B” equals the applicable LIBOR or the rate which such Competitive Advance bears to such Loan, as the case may be;

“C” equals the applicable LIBOR or Proposed Bid Rate (in each case, expressed as a decimal), as the case may be, in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits (or in the case of a Proposed Bid Rate, based on the rate such Credit Party would have quoted) in an amount equal approximately to such Credit Party’s pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Credit Party;

“D” equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out of pocket loss or expense (including any internal processing charge customarily charged by such Credit Party) suffered by such Credit Party in connection with such LIBOR Loan or Competitive Advance including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount.  A statement setting forth the calculations of any amounts payable pursuant to this Section submitted by a Credit Party to the Borrower shall be conclusive and binding on the Borrower absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.15                           Use of Proceeds.

The proceeds of Loans and the issuances of Letters of Credit shall be used solely (a) to repay other Indebtedness; and (b) for general business purposes, including, without limitation, working capital.

2.16                           Capital Adequacy.

If (a) after the date hereof, the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (b) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, or (c) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by a Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party or imposes any restriction on or otherwise adversely affects such Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party and such Credit Party shall have reasonably determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on such Credit Party’s capital or the asset value to such Credit Party of any Loan made by such Credit Party, or Letter of Credit issued by such Credit Party (or participation or subparticipation therein) as a consequence, directly or indirectly, of its obligations to make and maintain the funding of its Loans or issue Letters of Credit or participate or subparticipate therein at a level below that which such Credit Party could have achieved but for such enactment, promulgation, change or compliance (after taking into account such Credit Party’s policies regarding capital adequacy) by an amount deemed by such Credit Party to be material, then, upon demand by such Credit Party, the Borrower shall promptly pay to such Credit Party such additional amount or amounts as shall be sufficient to compensate such Credit Party for such reduction in such rate of return or asset value.  A certificate in reasonable detail as to such amounts submitted to the Borrower and the Administrative Agent setting forth the determination of such amount or amounts that will compensate such Credit Party for such reductions shall be presumed correct absent manifest error.  No failure by any Credit Party to demand compensation for such amounts hereunder shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  Such Credit Party shall, however, use reasonable efforts to notify the Borrower of such claim within 90 days after the officer of such Credit Party having primary responsibility for this Agreement has obtained knowledge of the events giving rise to such claim.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.17                           Administrative Agent’s Records.

The Administrative Agent’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans, and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumptively correct absent manifest error as to the amount of the Loans, and the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans, and amounts paid and payable by the Borrower hereunder and under the Notes.  The Administrative Agent will when requested by the Borrower advise the Borrower of the principal and interest outstanding under the Loans as of the date of such request and the dates on which such payments are due.

2.18                           [Intentionally Omitted].

2.19                           Representative of Borrower.

Borrower hereby appoints each of the Authorized Signatories as its agent, attorney-in-fact and representative for the purpose of making Borrowing Requests, Competitive Bid Requests, acceptance of Competitive Bids, Letter of Credit Requests, payment and prepayment of Loans and Competitive Advances, the giving and receipt of notices by and to Borrower under this Agreement and all other purposes incidental to any of the foregoing.  Borrower agrees that any action taken by any such Authorized Signatory as the agent, attorney-in-fact and representative of Borrower shall be binding on Borrower to the same extent as if directly taken by Borrower.

3.                                       FEES; PAYMENTS.

3.1                                 Fees.

(a)                                  The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Commitment Percentage, a fee (the “Facility Fee”), from the Effective Date through the Maturity Date, computed as follows: while any Loans are outstanding, an amount, determined periodically as hereinafter set forth, equal to the product of (i) the Applicable Facility Fee Percentage times (ii) the average daily Total Commitment Amount during the quarter for which the Facility Fee is being paid times (iii) a fraction equal to the number of days elapsed during such quarter (or portion thereof during which this Agreement was in effect) divided by 360.  The Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, on any termination of the Total Commitment Amount, and on the Maturity Date.  The Facility Fee (and the Applicable Facility Fee Percentage) shall be calculated on the basis of a 360 day year for the actual number of days elapsed without regard to the amount of Loans outstanding during any period for which the Facility Fee is computed.

(b)                                 The Borrower agrees to pay to Bank of America and BAS on the Effective Date, an all arrangement, commitment and loan structuring fees (collectively, the “Bank of America Fee”), as provided in the Agreement Regarding Fees.  Bank of America shall pay to the other Lenders a commitment and loan structuring fee in accordance with their respective separate agreements.

(c)                                  The Borrower agrees to pay any other fees payable to any Credit Party under any separate agreement at the times so agreed upon in such separate agreements.

(d)                                 The Bank of America Fee shall be paid on the date due, in immediately available funds, to Bank of America or BAS, as applicable.  All fees and other amounts payable under paragraph (a) of this Section shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the Facility Fee and participation fees described therein, and other fees and amounts payable under this Section shall be payable directly to the Credit Party to whom such fees and other amounts are payable.  The Bank of America Fee, the Facility Fee and all other fees and amounts paid shall not be refundable under any circumstances.

3.2                                 Payments; Application of Payments.

Each payment, including each prepayment, of principal and interest on the Loans and the Facility Fee, the Bank of America Fee, the Administrative Agent’s fees, Letter of Credit fees and any other amounts due hereunder shall be made by the Borrower to the Administrative Agent or Bank of America, as applicable, without set-off, deduction or counterclaim, at its office set forth in Section 11.2 in funds immediately available to the Administrative Agent at such office by 12:00 noon on the due date for such payment.  Promptly upon receipt thereof by the Administrative Agent, the Administrative Agent shall remit, in like funds as received, (a) to the Lenders who maintain any of their Loans as Prime Rate Loans or LIBOR Loans, each such Lender’s pro rata share of such payments which are in respect of principal or interest due on such Prime Rate Loans or LIBOR Loans, (b) to the Lenders who maintain any of their Revolving Credit Loans as Competitive Advances, each such Lender’s pro rata share of such payments which are in respect of principal or interest due on such Competitive Advances in accordance with Section 2.4, (c) in the case of the Facility Fee, to all Lenders pro rata in accordance with each Lenders Commitment Percentage thereof, (d) in the case of Swing Loan fees, to the Swing Loan Lender, and (e) in the case of Letter of Credit fees, to the Issuing Lender and the Lenders as provided in Section 2.5; provided that any such payment shall, to the extent distributed after the Business Day following the Administrative Agent’s receipt thereof, be accompanied by interest on such payment amount (payable by the Administrative Agent) calculated at the Federal Funds Rate commencing as of the date which is two (2) days following the Business Day following the Administrative Agent’s receipt of such payment through the date on which the Administrative Agent makes such payment to the applicable Lender(s).  The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans.  If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension.  If any payment is made with respect to any LIBOR Loans or Competitive Advances prior to the last day of the applicable Interest Period, the Borrower shall indemnify each Lender in accordance with Section 2.14.

4.                                       REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

4.1                                 Existence and Power.

(a)                                  The Borrower (i) is a Maryland limited liability company duly organized and validly existing and in good standing under the laws of Maryland, (ii) has all requisite power and authority to own its Property and to carry on its business as now conducted, and (iii) is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Subsidiary of the Borrower (including each Subsidiary Guarantor) (i) is a corporation, partnership, limited liability company, real estate investment trust or business trust, is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its Property and to carry on its business as now conducted, and (ii) is in good standing and authorized to do business in each other jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.2                                 Authority.

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party and to make the borrowings contemplated thereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action.

4.3                                 Binding Agreement.

(a)                                  The Loan Documents to which the Borrower is a party constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party do not violate the provisions of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Authority.

4.4                                 Subsidiaries; DownREIT Partnerships.

As of the Effective Date, the Borrower has only the Subsidiaries set forth on Schedule 4.4.  Schedule 4.4 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date. The shares of each corporate Subsidiary of the Borrower that are owned by the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens.  The interest of the Borrower in each non-corporate Subsidiary is owned free and clear of any Liens (other than Liens applicable to a partner under the terms of any partnership agreement, or those applicable to a member under the terms of any limited liability company operating agreement,  to secure the Borrower’s obligation to make capital contributions or similar payments thereunder).  As of the Effective Date, the only DownREIT Partnership is Excel Realty Partners, L.P. and the only Subsidiaries of Excel Realty Partners, L.P. are as set forth on Schedule 4.4.  As of the Effective Date, there is no Subsidiary of the Borrower (other than ERT Development Corporation) that is a guarantor of any unsecured Indebtedness of Borrower (other than the Loans) that is not also a Subsidiary Guarantor.

4.5                                 Litigation.

(a)                                  Except as disclosed on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any of their respective Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any franchise, right, license, permit or similar authorization held by the Borrower or any Subsidiary of the Borrower, which rescission, termination or cancellation could reasonably be expected to have a Material Adverse Effect.

(b)                                 As of the date hereof, Schedule 4.5 sets forth all actions, suits and proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower, any Subsidiary of the Borrower or any of their respective Properties or rights which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.6                                 Required Consents.

No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person not obtained is required to be obtained by the Borrower to authorize, or (except for filings required to be made with the SEC) is required in connection with the execution, delivery and performance of the Loan Documents or is required to be obtained by the Borrower as a condition to the validity or enforceability of the Loan Documents.

4.7                                 No Conflicting Agreements.

Neither the Borrower nor any Subsidiary of the Borrower is in default beyond any applicable grace or cure period under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any Subsidiary of the Borrower pursuant to the terms of any such mortgage, indenture, contract or agreement.

4.8                                 Compliance with Applicable Laws.

Neither the Borrower nor any Subsidiary of the Borrower is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all statutes, regulations, rules and orders applicable to Borrower or such Subsidiary of all Governmental Authorities, including, without limitation, Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.9                                 Taxes.

Each of the Borrower and its Subsidiaries has filed or caused to be filed all material tax returns required to be filed and has paid, or has filed appropriate extensions and has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as permitted under Section 7.4) in which the failure to pay could reasonably be expected to have a Material Adverse Effect, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower and each Subsidiary of the Borrower with respect to all federal, state, local and other taxes are, to the best knowledge of the Borrower, adequate for the payment of all such taxes, and the Borrower knows of no unpaid assessment which is due and payable against it or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect.

4.10                           Governmental Regulations.

Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, and neither the Borrower nor any Subsidiary of the Borrower is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11                           Federal Reserve Regulations; Use of Loan Proceeds.

Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

4.12                           Plans; Multiemployer Plans.

As of the Effective Date, each of the Borrower and its ERISA Affiliates maintains or makes contributions only to the Plans and Multiemployer Plans listed on Schedule 4.12.  Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Administrative Agent and each Lender as required by Section 7.2(d).  As of May 31, 2006, each Plan was “fully funded”, which for purposes of this Section means that the fair market value of the assets of such Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a plan termination basis.  To the best knowledge of the Borrower, no Plan has ceased being fully funded.

4.13                           Financial Statements.

The Borrower has heretofore delivered to the Administrative Agent and the Lenders (a) copies of the audited Consolidated Balance Sheet of NXL and its Consolidated Subsidiaries as of December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 (collectively, with the related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of NXL and its Consolidated Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP (subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments).  Except as reflected in the Financial Statements or in the notes thereto, neither NXL nor any Subsidiary of the Borrower has, as of the Effective Date, any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) involving material amounts which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since March 31, 2006 there has been no material adverse change in the condition (financial or otherwise), operations, prospects or business of NXL and the Subsidiaries of the Borrower taken as a whole other than, for all dates following the Liquidation, the structural changes to NXL that occurred directly as a result of the Liquidation (as applicable).

4.14                           Property.

Each of the Borrower and its Subsidiaries has good and marketable title to all of its Property, title to which is material to the Borrower or such Subsidiary, subject to no Liens, except Permitted Liens.  There are no unpaid or outstanding real estate or similar taxes or assessments on or against any Real Property other than (a) real estate or other taxes or assessments that are not yet due and payable, and (b) such taxes as the Borrower or any Subsidiary of the Borrower is contesting in good faith or which individually or in the aggregate could not reasonably be expected to have a Materially Adverse Effect.  There are no pending eminent domain proceedings against any Real Property, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any Governmental Authority against any Real Property, which pending, threatened or contemplated proceedings individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  None of the Real Property is now damaged as a result of any fire, explosion, accident, flood or other casualty which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15                           Franchises, Intellectual Property, Etc.

Each of the Borrower and its Subsidiaries possesses or has the right to use all franchises, Intellectual Property, licenses and other rights, in each case that are material and necessary for the conduct of its business, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, Intellectual Property, license or other right and which revocation or termination could reasonably be expected to have a Material Adverse Effect.

4.16                           Environmental Matters.

(a)                                  The Borrower and each of its Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for such non-compliance which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 No Hazardous Substances have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Real Property in violation of any Environmental Laws; or (iii) discharged from any Real Property on or into property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws, which violation, in the case of any of (i), (ii) or (iii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither the Borrower nor any of its Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any Subsidiary of the Borrower is or may be liable the results of which could, in either case, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Borrower or any Subsidiary of the Borrower is or may be liable to any Person under any Environmental Law which liability could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 To the best of the Borrower’s knowledge, no Real Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Real Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates.

4.17                           Labor Relations.

Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, other than the collective bargaining agreement covering fewer than 25 employees at the Roosevelt Mall Shopping Center in Philadelphia, Pennsylvania, and, to the best knowledge of the Borrower, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative with respect to the Borrower or such Subsidiary.  There are no material controversies pending between the Borrower or any Subsidiary and any of their respective employees, which could reasonably be expected to have a Material Adverse Effect.

4.18                           [Intentionally Omitted].

4.19                           Solvency.

On the Effective Date and immediately following the making of each Loan (assuming for the purposes of this paragraph that the Letter of Credit Exposure is included as a part of the Loans), and after giving effect to the application of the proceeds of such Loan:  (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed the debts and liabilities, including Contingent Obligations, of the Borrower and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, as such debts and other liabilities become absolute and mature; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted hereafter.

4.20                           [Intentionally Omitted].

4.21                           List of Unencumbered Assets.

A list of all the Unencumbered Assets as of the date of this Agreement is attached hereto as Schedule 4.21.

4.22                           [Intentionally Omitted].

4.23                           No Misrepresentation.

No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Borrower or any Subsidiary of the Borrower in connection with the transactions contemplated hereby, when taken together with all other information furnished by the Borrower or any Subsidiary of the Borrower in connection herewith, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not materially misleading in the light of the circumstances under which made; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made.

4.24                           Taxpayer ID.

The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.2

5.                                       CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT.

In addition to the conditions precedent set forth in Section 6, the obligation of each Lender to make its initial Loan, or the Swing Loan Lender to make the initial Swing Loan or the Issuing Lender to issue the initial Letter of Credit shall be subject to the fulfillment of the following conditions precedent:

5.1                                 Evidence of Action.

(a)                                  The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of the Borrower substantially in the form of Exhibit O (i) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents by the Borrower and the performance of the Borrower’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation and by-laws, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) certifying that said corporate charter and by-laws are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(b)                                 The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of each Subsidiary Guarantor (or such Subsidiary Guarantor’s managing partner, general partner or managing member, as applicable) substantially in the form of Exhibit P (i) attaching a true and complete copy of the resolutions of its Board of Directors, Trustees or Managers, as the case may be, authorizing its execution and delivery of the Guaranty and the performance of its obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Guaranty and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation or corporate charter, declaration of trust or certificate of formation and, if applicable, by-laws, operating agreement or agreement of limited liability company, and if such certificate is from such Subsidiary Guarantor’s managing partner, general partner or managing member, attaching a true and complete copy of the applicable Subsidiary Guarantor’s partnership agreement or operating agreement and other organizational documents, (iii) setting forth the incumbency of its officer or officers who may sign the Guaranty, including therein a signature specimen of such officer or officers, and (iv) certifying that said organizational documents are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(c)                                  The Administrative Agent shall have received certificates of good standing for the Borrower from the Maryland State Department of Assessments and Taxation and for each Subsidiary Guarantor from the Secretary of State for the State in which such Subsidiary Guarantor is incorporated, and for the Borrower from each jurisdiction other than Maryland in which the Borrower is qualified to do business.

5.2                                 This Agreement.

The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

5.3                                 Notes.

To the extent the same have been requested, the Administrative Agent shall have received, for the benefit of each Lender and the Swing Loan Lender, as the case may be, a Revolving Credit Note and Competitive Advance Note in favor of each Lender, and the Swing Loan Note in favor of Swing Loan Lender, each of the Notes, duly executed by an Authorized Signatory of the Borrower.

5.4                                 Guaranty.

The Administrative Agent shall have received counterparts of the Guaranty signed by each of the Subsidiary Guarantors (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts thereof).

5.5                                 Litigation.

Except as disclosed on Schedule 4.5, there shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith and the Administrative Agent.

5.6                                 Opinion of Counsel to the Borrower.

The Administrative Agent shall have received an opinion or opinions of outside counsel to the Borrower and counsel to each Subsidiary Guarantor, and their respective general partners, managing partners or managing members, as applicable, each addressed to the Administrative Agent and the Lenders, and each dated the Effective Date, and each in form and substance satisfactory to Administrative Agent, covering such matters as Administrative Agent may reasonably request.

5.7                                 Fees.

The Bank of America Fee and all other fees payable to the Administrative Agent, BAS, the Lenders, the Swing Loan Lender and the Issuing Lender shall have been paid.

5.8                                 Fees and Expenses of Special Counsel.

The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

5.9                                 Evidence of Consummation of Merger and Liquidation of NXL.  At closing, the Administrative Agent shall have received (a) evidence reasonably satisfactory to the Administrative Agent that the Merger is fully effective and has been consummated in accordance with its terms, and (b) delivery by the Borrower of a copy of a fully effective Assignment and Assumption Agreement between the Borrower and NXL evidencing the transfer to Borrower of all of the assets of NXL or other evidence reasonably satisfactory to the Administrative Agent that the Liquidation has occurred and that the Borrower is the owner of all of the assets owned by NXL immediately prior to the Liquidation.

6.                                       CONDITIONS OF LENDING – ALL LOANS.

The obligation of each Lender to make any Loan or of the Swing Loan Lender to make a Swing Loan or an Issuing Lender to issue any Letters of Credit is subject to the satisfaction of the following conditions precedent as of the date of such Loan or issuance of such Letter of Credit:

6.1                                 Compliance.

On each Borrowing Date and after giving effect to the Loans to be made or created, and after the issuance of any Letter of Credit, (a) the Borrower shall be in compliance with all of the terms, covenants and conditions hereof, (b) there shall not exist and be continuing any Default or Event of Default, (c) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date (except for representations and warranties that speak as of a specific date, which need only be true and correct as of such date), (d) the aggregate outstanding principal balance of the Loans plus the Letter of Credit Exposure plus the aggregate principal amount of all Swing Loans shall not exceed the Total Commitment Amount, and (e) the aggregate outstanding principal balance of the Swing Loans shall not exceed the Swing Loan Commitment.  Each notice requesting a Revolving Credit Loan, a Competitive Advance, a Swing Loan or a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that each of the foregoing matters is true and correct in all respects.

6.2                                 Loan Closings.

All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent on or before the applicable Borrowing Date or prior to the issuance of a Letter of Credit shall have been executed and shall have been delivered at the office of the Administrative Agent set forth in Section 11.2 on or before such Borrowing Date or prior to the issuance of a Letter of Credit.

6.3                                 Requests.

With respect to each borrowing of a Loan or issuance of a Letter of Credit, the Administrative Agent shall have timely received a Borrowing Request, a Competitive Bid Request or Letter of Credit Request, as the case may be, duly executed by an Authorized Signatory of the Borrower and otherwise in compliance with the terms of this Agreement.

6.4                                 Documentation and Proceedings.

All corporate matters and legal proceedings and all documents and papers in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents which the Administrative Agent or the Required Lenders may reasonably have requested in connection therewith, such documents (where appropriate) to be certified by an Authorized Signatory of the Borrower or proper Governmental Authorities.

6.5                                 Required Acts and Conditions.

All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any filings, recordings or registrations) required to be done or performed by the Borrower and to have happened on or prior to such Borrowing Date or prior to the issuance of a Letter of Credit and which are necessary for the continued effectiveness of the Loan Documents, shall have been done or performed and shall have happened in due compliance with all applicable laws.

7.                                       AFFIRMATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or there exists any Letter of Credit Exposure, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, or any Lender has any obligation to make any Loans, or the Swing Loan Lender has any obligation to make any Swing Loans or the Issuing Lender has any obligation to issue any Letters of Credit, the Borrower shall:

7.1                                 Financial Statements.

Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent:

(a)                                  Annual Statements.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Income, Stockholders’ Equity and Cash Flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year.  The Consolidated Balance Sheets and Consolidated Statements of Income, Stockholders’ Equity and Cash Flows shall be audited and accompanied by (i) a report and opinion of the Accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement (including the opinion of such Accountants that such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries, as of the date of such Consolidated financial statements, and the Consolidated results of their operations and their cash flows for each of the years identified therein in conformity with GAAP (subject to any change in the requirements of GAAP)) and (ii) an attestation report of the Accountants as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley.

(b)                                 Annual Operating Statements and Rent Roll.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, and, if requested by Administrative Agent, within sixty (60) days after the end of the first three fiscal quarters of each year of the Borrower, copies of (i) the operating statements (in a form reasonably satisfactory to the Administrative Agent) for all Real Property of the Borrower, and (ii) a Rent Roll, each of which shall be certified by the Chief Financial Officer to be true, correct and complete in all material respects.  Additionally, upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a Rent Roll

(c)                                  Quarterly Statements.  As soon as available, but in any event within 60 days after the end of the first three fiscal quarters of each year of the Borrower (except in the case of the first fiscal quarter occurring during calendar year 2007, for which quarter the outside date for delivery shall be the date which is 120 days following the end such quarter), a copy of the unaudited Consolidated Balance Sheet of the Borrower as at the end of each such quarterly period, together with the related unaudited Consolidated Statements of Income and Cash Flows for the elapsed portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Chief Financial Officer as being true, correct and complete in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries.

(d)                                 Quarterly Information Regarding Unencumbered Assets.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(c), a list of all the Unencumbered Assets owned by the Borrower, any wholly owned Subsidiary of the Borrower, each DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership as of the last day of such fiscal quarter setting forth the following information with respect to each such Unencumbered Asset as of such date:  (i) location; (ii) percentage of the Unencumbered Asset owned by the Borrower, any wholly owned Subsidiary of the Borrower, each DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership; and (iii) the Net Operating Income for such Unencumbered Asset during such fiscal quarter.

(e)                                  Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(c), a Compliance Certificate, certified by the Chief Financial Officer, or Treasurer and Vice President, setting forth in reasonable detail the computations demonstrating the Borrower’s compliance with the provisions of Sections 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18.

(f)                                    Other Information.  Such other information as the Administrative Agent or any Lender may reasonably request from time to time (it being understood that Public Lenders shall not be entitled to receive any material non-public information).

Administrative Agent, the Lenders and Borrower acknowledge and agree that the Consolidated financial statements of the Borrower that are required to be delivered pursuant hereto may include FIN 46 Entities, provided, however, that the Borrower covenants and agrees to provide to the Administrative Agent and the Lenders simultaneously with the delivery of such financial statements the back-up information and calculations utilized by the Borrower in performing the calculations set forth in the Compliance Certificate (in a form reasonably satisfactory to the Administrative Agent).

7.2                                 Certificates; Other Information.

Furnish to the Administrative Agent:

(a)                                  Defaults Under Other Indebtedness.  Prompt written notice if:  (i) any Indebtedness of the Borrower or any Subsidiary of the Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (ii) a default that extends beyond any applicable notice or grace period shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower has the right to declare any such Indebtedness due and payable prior to its stated maturity, and, in the case of either (i) or (ii), the Indebtedness that is the subject of (i) or (ii) is, in the aggregate, $15,000,000 or more;

(b)                                 Action of Governmental Authorities.  Prompt written notice of:  (i) receipt of any citation, summons, subpoena, order to show cause or other document naming the Borrower or any Subsidiary of the Borrower a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document; (ii) any lapse or other termination of any Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any Subsidiary of the Borrower by any Person or Governmental Authority, which lapse or termination could reasonably be expected to have a Material Adverse Effect; and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material Intellectual Property, license, permit, franchise or other authorization, which refusal could reasonably be expected to have a Material Adverse Effect;

(c)                                  SEC or other Governmental Reports and Filings.  Promptly upon becoming available, if requested by the Administrative Agent or any Lender, copies of all regular, periodic or special reports which the Borrower or any Subsidiary of the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof, pursuant to the Securities Exchange Act of 1934, as amended.

(d)                                 ERISA Information.  Promptly, and in any event within ten Business Days, after the Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the Chief Financial Officer setting forth details with respect to such event or condition and the action, if any, which the Borrower or an ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or noticed to the PBGC, such statement, together with a copy of the relevant report or notice to the PBGC, shall be furnished promptly and in any event not later than ten days after it is reported or noticed to the PBGC:

(i)                                     any reportable event, as defined in Section 4043(b) of ERISA with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA, including, without limitation, the failure to make, on or before its due date, a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or the disqualification of such Plan for purposes of Section 4043(b)(1) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate to terminate any Plan;

(iii)                               the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty days from its commencement;

(vi)                              the adoption of an amendment to any Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA that would result in the loss of the tax-exempt status of the trust of which such Plan is a part or the Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(vii)                           any event or circumstance exists which may reasonably be expected to constitute grounds for the incurrence of material liability by the Borrower or any ERISA Affiliate under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any employee benefit plan;

(e)                                  ERISA Reports.  Promptly after the request of the Administrative Agent or any Lender, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or any ERISA Affiliate;

(f)                                    Notice of Sales or Transfers.  Quarterly, on each date that a Compliance Certificate is to be delivered pursuant to Section 7.1(e), a list of all sales or transfers of any Unencumbered Assets that occurred during such quarter; provided that, if during any fiscal quarter of the Borrower any sale or transfer of an Unencumbered Asset, which combined with all other such sales or transfers of Unencumbered Assets during such fiscal quarter, would exceed $100,000,000 in the aggregate, then the Borrower shall promptly provide such list and a certification of the Chief Financial Officer as to the Borrower’s compliance with Section 8.16;

(g)                                 Casualties or Condemnations.  Prompt written notice of any casualty or condemnation of any Real Property, if such casualty or condemnation, individually or together with any other casualty or condemnation of any Real Property in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(h)                                 Environmental Law Notices.  Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any Subsidiary of the Borrower, or with respect to any of the Real Property, under any Environmental Law, which could reasonably be expected to have a Material Adverse Effect;

(i)                                     Management Letters and Reports.  If requested by the Administrative Agent, promptly thereafter, copies of all material management letters and similar material reports provided to the Borrower by the Accountants;

(j)                                     New Subsidiary Guarantors.  Notice of any Subsidiary (i) which Borrower is adding as a Subsidiary Guarantor in the event that the Borrower and the then current Subsidiary Guarantors contribute less than 80% of Adjusted Net Operating Income (as further described in Section 7.11) as of the end of any fiscal quarter of Borrower, or (ii) that has become a guarantor under any existing or future unsecured Indebtedness of Borrower (as further described in Section 7.11), such notice to be delivered to the Administrative Agent concurrently with the delivery of the Compliance Certificate with respect to such quarter;

(k)                                  Changes in Name or Fiscal Year.  Prompt written notice of (i) any change in the Borrower’s name, with copies of all filings with respect to such name change attached thereto, and (ii) any change in its fiscal year from that in effect on the Effective Date.

(l)                                     Defaults or Events of Default.  Prompt written notice if there shall occur and be continuing a Default or an Event of Default; and

(m)                               Other Information.  Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

Documents required to be delivered pursuant to Section 7.2(c) hereunder or that are otherwise required to be filed with the SEC and are subject to electronic filing with the SEC may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address specified pursuant to Section 11.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.3                                 Legal Existence.

(a)                                  Borrower’s Legal Existence.  Maintain its status as a Maryland limited liability company in good standing in the State of Maryland and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

(b)                                 Legal Existence of Subsidiaries.  Cause each Subsidiary of the Borrower to maintain its status as a real estate investment trust, business trust, corporation, limited liability company or partnership, as the case may be, in good standing in its state of formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect; provided, that Borrower may cause any Subsidiary (other than a Subsidiary Guarantor, except as allowed by Section 8.2) to be liquidated or dissolved.

7.4                                 Taxes.

Pay and discharge when due, and cause each Subsidiary of the Borrower so to do, all Taxes, assessments and governmental charges, license fees and levies upon, or with respect to, the Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect, unless and to the extent only that such Taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non-payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.5                                 Insurance.

Maintain, and cause each Subsidiary of the Borrower to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower or the relevant Subsidiary operates, and file with the Administrative Agent within 10 Business Days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of the Chief Financial Officer certifying that in the opinion of such officer such insurance complies with the obligations of the Borrower under this Section, and is in full force and effect.

7.6                                 Payment of Indebtedness and Performance of Obligations.

Pay and discharge when due, and cause each Subsidiary of the Borrower to pay and discharge, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, unless such Indebtedness, obligations or claims shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non-payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.7                                 Maintenance of Property; Environmental Investigations.

(a)                                  In all material respects, at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear and casualty events excepted), and cause each Subsidiary of the Borrower so to do, all Property necessary to the operation of the Borrower’s or such Subsidiary’s business.

(b)                                 In the event that the Administrative Agent shall have a reasonable basis for believing that Hazardous Substances may be on, at, under or around any Real Property in violation of any applicable Environmental Law which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, promptly conduct and complete (at the Borrower’s expense) all investigations, studies, samplings and testings relative to such Hazardous Substances as the Administrative Agent may reasonably request.

7.8                                 Observance of Legal Requirements.

(a)                                  Observe and comply in all respects, and cause each Subsidiary of the Borrower so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, except (i) where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, or (ii) such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such noncompliance, and provided that the Borrower shall give the Administrative Agent prompt notice of any contest with respect to clause (ii) to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

(b)                                 Use and operate all of its facilities and property in compliance with all Environmental Laws and cause each of its Subsidiaries so to do, and keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith and cause each of its Subsidiaries so to do, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and cause each of its Subsidiaries so to do, except where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

7.9                                 Inspection of Property; Books and Records; Discussions.

Keep, and cause its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its and its Subsidiaries’ business and activities and permit representatives of the Administrative Agent and any Lender (other than Public Lenders) during normal business hours and on reasonable prior notice to visit its offices and its Subsidiaries’ offices, to inspect any of its Property and any of its Subsidiaries’ Property and to examine and make copies or abstracts from any of its and its Subsidiaries’ books and records as often as may reasonably be required under the circumstances, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants.  Borrower may have a representative accompany Administrative Agent or any Lender on any such visit, inspection or discussion.

7.10                           Licenses, Intellectual Property.

Maintain, and cause each Subsidiary of the Borrower to maintain, in full force and effect, all licenses, franchises, Intellectual Property, permits, authorizations and other rights as are necessary for the conduct of its business, the loss of which could reasonably be expected to have a Material Adverse Effect.

7.11                           Additional Guarantors.

At any time after the date hereof, in the event that, during any fiscal quarter of Borrower, Borrower and the Subsidiary Guarantors do not own Unencumbered Assets which contribute at least eighty percent (80%) of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, then, at the time that Borrower is to provide the Compliance Certificate with respect to such quarter to Administrative Agent, Borrower shall cause such Subsidiaries of Borrower, as designated by the Borrower and approved by Administrative Agent (such approval not to be unreasonably withheld), to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.6 (c)) so that Borrower and the Subsidiary Guarantors will again own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis.  Additionally, in the event that any Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, which is not a Subsidiary Guarantor at such time, shall after the date hereof become a guarantor under any existing or future unsecured Indebtedness of Borrower, then promptly after the Administrative Agent’s request therefor, Borrower shall cause such Subsidiary to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.6 (c)).  Notwithstanding the foregoing, the foregoing Adjusted Net Operating Income for all Unencumbered Assets threshold of this Section shall not be applicable from and after the occurrence of, and during the continuance of, (i) an Event of Default, or (ii) a reduction by S&P of its Senior Debt Rating below BBB- or a reduction by Moody’s of its Senior Debt Rating below Baa3 (it being understood that at such time, the Administrative Agent can require any Subsidiary of the Borrower (other than an Excluded Subsidiary) which has not executed a Guaranty to immediately comply with requirements of this Section).

7.12                           Operation of Business.

(a)                                  Manage, or cause one or more of its Subsidiaries at all times to manage, at least 90% of all Properties of the Borrower and its Subsidiaries.

(b)                                 Not, at any time during the term hereof, (i) fail to observe all organizational formalities and maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person (except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate; provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records), (ii) commingle its assets with the assets of any Person holding equity interests of the Borrower or permit any Person holding equity interests of the Borrower or any other constituent party independent access to its bank accounts; (iii) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (iv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity; (v) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of their contemplated business operations; (vi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Debtor Relief Laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official, (C) take any action that might cause such entity to become insolvent, or (D) make an assignment for the benefit of creditors; (vii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, provided that there are sufficient funds from the operation of the Property to do so; (viii) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable, except as expressly permitted herein; or (ix) fail to maintain a sufficient number of employees in light of its contemplated business operations.

8.                                       NEGATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid, or there exists any Letter of Credit Exposure, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue any Letters of Credit, the Borrower shall not, directly or indirectly:

8.1                                 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any Subsidiary of the Borrower so to do, except the following “Permitted Liens”:

(a)                                  Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.4,

(b)                                 Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA and other types of similar statutory obligations incurred in the ordinary course of business),

(c)                                  Liens, deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, performance bonds, completion bonds or other obligations of like nature arising in the ordinary course of business,

(d)                                 zoning ordinances, easements, rights of way, use restrictions, exclusive use limitations in any lease of Real Property, reciprocal easement agreements, minor defects, irregularities, and other restrictions, charges or encumbrances affecting Real Property (whether or not recorded), which (i) in the case of Real Property that does not qualify as an Operating Property, do not materially adversely affect the value of such Real Property in a manner that causes the fair market value of such Real Property to be materially less than the book value of such Real Property; or (ii) in the case of a Real Property that is an Operating Property, materially impair such Real Property’s use for the operation of the business of the Borrower or such Subsidiary,

(e)                                  statutory Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.6,

(f)                                    Liens arising out of judgments or decrees which are being contested in accordance with Section 7.8(a) or the existence of which do not otherwise violate the covenants in Section 7.8(a) or result in a default pursuant to Section 9.1(j),

(g)                                 mortgages and related financing statements and security agreements on Real Property and associated other Property, provided that the existence of such mortgages, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15 or 8.16,

(h)                                 Liens in favor of the Borrower or any Subsidiary Guarantor, provided that the Indebtedness secured by any such Lien is held by the Borrower or such Subsidiary Guarantor,

(i)                                     the interests of lessees, lessors, licensees and licensors under leases or licenses of real or personal property made in the ordinary course of business which could not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect,

(j)                                     Liens on the interests of Borrower or any Subsidiary of Borrower in any Joint Venture (including, without limitation, in any FIN 46 Entity) or in any Subsidiary of Borrower, provided that the existence of such Liens, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15,

(k)                                  Liens under Capital Leases, provided that the existence of such Capital Lease, and the indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15, and

(l)                                     Liens not otherwise permitted by clauses (a) through (k) of this Section which do not in the aggregate exceed, in principal amount, $15,000,000.

8.2                                 Merger, Consolidation and Certain Dispositions of Property.

(a)                                  Merger of Borrower or Subsidiary Guarantors.  Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions), or permit any Subsidiary Guarantor so to do, or liquidate or dissolve, except, subject to the last sentence of this Section 8.2(a),

(i)                                     the merger or consolidation of any Subsidiary Guarantor into or with the Borrower,

(ii)                                  the merger or consolidation of any two or more Subsidiary Guarantors (including any Subsidiaries that become Subsidiary Guarantors upon the consummation of such a transaction with a Subsidiary Guarantor),

(iii)                               the merger or consolidation of the Borrower or a Subsidiary Guarantor with any other Person, provided that (A) the Borrower or such Subsidiary Guarantor is the surviving entity in such merger or consolidation, or contemporaneously with the consummation of such transaction the surviving entity becomes a Subsidiary Guarantor, (B) the total book value of the assets of the entity which is merged into or consolidated with the Borrower or such Subsidiary Guarantor is less than 35% of the total book value of the assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP immediately following such merger or consolidation, (C) immediately prior to such merger or consolidation the Borrower shall have provided to the Administrative Agent a Compliance Certificate prepared on a pro-forma basis (and adjusted in the best good faith estimate of the Borrower to give effect to such merger or consolidation) demonstrating that after giving effect to such merger or consolidation, no Default shall exist with respect to any of the covenants set forth in Sections 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18 and (D) after giving effect to such merger or consolidation, no Event of Default shall then exist, or

(iv)                              the merger or consolidation of a Subsidiary Guarantor with any other Person in which such other Person shall be the surviving entity, the liquidation or dissolution of a Subsidiary Guarantor, or the sale, lease or other disposition by a Subsidiary Guarantor of all or substantially all of its Property, so long as, after giving effect to such transaction, (A) no Default or Event of Default shall then exist, (B) such transaction does not violate Section 8.2(b) and (C) Borrower and/or the remaining Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.  In the event that a Subsidiary Guarantor shall engage in a transaction permitted by Section 8.2(a)(iv) (other than a lease of all or substantially all of its assets), then such Subsidiary Guarantor shall be released by Administrative Agent from liability under the Guaranty, provided that (1) the Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that the Borrower will be in compliance with all covenants of this Agreement after giving effect to such transaction and (2) the net cash proceeds from such sale or disposition are being distributed to Borrower as part of such dissolution.

Except as set forth in the following sentence, nothing in this Section 8.2(a) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor.  Notwithstanding anything contained herein to the contrary, the Borrower shall not, directly or indirectly, permit any merger or consolidation of any Subsidiary which owns any Unencumbered Assets with CA New Plan Fixed Rate Partnership, L.P., any DownREIT Partnership or any Subsidiary of a DownREIT Partnership.

(b)                                 Dispositions by Borrower and Subsidiaries.  Except as expressly permitted by Section 8.2(a), sell, transfer, contribute, master lease or dispose of any of its Property, either directly or indirectly, or permit any

Subsidiary Guarantor so to do, except, subject to the last sentence of this Section 8.2(b), that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing,

(i)                                     any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of its assets to the Borrower or to any other Subsidiary Guarantor,

(ii)                                  the Borrower may sell, transfer, contribute, master lease or otherwise dispose of its assets to any Subsidiary Guarantor,

(iii)                               in connection with any transaction pursuant to which a Real Property asset of Borrower or any Subsidiary Guarantor is or will be encumbered with a mortgage (as permitted under Section 8.1(g)), the Borrower or any Subsidiary Guarantor may transfer such asset to any Subsidiary,

(iv)                              Borrower or any Subsidiary Guarantor may sell, transfer, contribute or dispose of worn-out, obsolete or surplus Property,

(v)                                 Borrower or any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of any of its assets to any Subsidiary, so long as, after giving effect to such transaction, Borrower and/or the Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP,

(vi)                              the Borrower or any Subsidiary of the Borrower may sell, transfer, contribute, master lease or otherwise dispose of Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 8.8), including, without limitation, a disposition of Property pursuant to a merger or consolidation (so long as such merger or consolidation is not prohibited by Section 8.2(a)), provided, however, that for any fiscal year of the Borrower, any sale, transfer, master lease, contribution or other disposition of Property in reliance on this clause (vi) which when combined with all other sales, transfers, master leases, contributions or dispositions of Property in reliance on this clause (vi) made in such fiscal year shall not exceed 25% of the total book value of all Property of the Borrower and its Subsidiaries determined as of the last day of the preceding fiscal year;

(vii)                           the Borrower and its Subsidiaries may exchange Property held by the Borrower or a Subsidiary for one or more Properties of any Person; provided, that the Board of Directors or Investment Committee of the Borrower has determined in good faith that the fair market value of the assets received by the Borrower or any such Subsidiary are approximately equal to the fair market value of the assets exchanged by the Borrower or such Subsidiary; and

(viii)                        the Borrower and its Subsidiaries may, in the ordinary course of business, lease Properties to tenants and dispose of inventory acquired and held for resale.

Except as set forth in the following sentence, nothing in this Section 8.2(b) (other than clause (vi)) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor or prohibit the making of any Investment permitted by Section 8.3.  Notwithstanding anything contained herein to the contrary, neither the Borrower nor any Subsidiary of the Borrower shall, directly, or indirectly, sell, transfer, contribute, master lease or dispose of any Unencumbered Assets to CA New Plan Fixed Rate Partnership, L.P., any DownREIT Partnership or any Subsidiary of a DownREIT Partnership other than in connection with any transaction which is otherwise permitted pursuant to this Section 8.2(b) pursuant to which such Unencumbered Asset will no longer constitute an Unencumbered Asset as a result of such transaction.

8.3                                 Investments, Loans, Etc.

At any time, make any Investments (or permit any of its Subsidiaries to so do), except the following (to the extent that maintaining any thereof would not at any time violate the requirements of Section 856(c) of the Code):

(a)                                  demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital, surplus and undivided profits exceeding $500,000,000 and a long term debt rating of A or A2, as determined, respectively, by S&P and Moody’s;

(b)                                 short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(c)                                  securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof which at the time of purchase are rated by S&P or Moody’s at not less than “A1” or “P1,” respectively;

(d)                                 mortgage-backed securities guaranteed by the Governmental National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by S&P or Moody’s at not less than “Aa” or “AA,” respectively;

(e)                                  repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing paragraph (b) or (d) with banks described in the foregoing paragraph (a) or with financial institutions or other corporations having total assets in excess of $50,000,000;

(f)                                    shares of “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in the investments described in one or more of the foregoing paragraphs (a) through (e) and have total assets of in excess of $50,000,000;

(g)                                 Real Property;

(h)                                 Subject to Section 8.17, equity investments in any Person (other than Subsidiaries) and Notes Receivable investments;

(i)                                     Subject to Section 8.17, Investments (debt or equity) in Subsidiaries of the Borrower;

(j)                                     investments in respect of (i) equipment, inventory and other tangible personal property or intangible property acquired in the ordinary course of business, (ii) trade and customer accounts receivable for services rendered in the ordinary course of business, (iii) advances to employees for travel expenses other company-related expenses, and (iv) prepaid expenses made in the ordinary course of business;

(k)                                  Hedging Agreements made in connection with any Indebtedness;

(l)                                     repurchases of any common or preferred stock or other equity interests (or securities convertible into such interests) in the Borrower which do not exceed, in any calendar year, (i) 10% of the aggregate outstanding shares of common and preferred stock and other equity interests in Borrower as of the date hereof, in any combination, plus (ii) 10% of the aggregate of any additional shares of common and preferred stock and other equity interests in Borrower issued after the date hereof, in any combination, plus (iii) in calendar year 2007 only, repurchases made as a result of the Borrower’s obligations to redeem the NXL Convertible Notes in connection with the Liquidation in an aggregate amount not to exceed $315,000,000;

(m)                               redemptions of preferred stock of the Borrower in accordance with the terms thereof;

(n)                                 redemptions for cash, common Stock or preferred units of the applicable DownREIT Partnership of the Borrower of units of limited partner interests or limited liability company interests in a DownREIT Partnership;

(o)                                 loans or advances to employees of the Borrower, provided that all such loans in the aggregate do not at any time exceed $25,000,000 in the aggregate;

(p)                                 Capital Leases; and

(q)                                 subject to Section 8.17, any other Investments not included in paragraphs (a) through (p) deemed appropriate by the Borrower (provided that in no event shall Investments made in reliance upon the exception set forth in this paragraph (q) exceed $75,000,000 in any fiscal year of Borrower).

8.4                                 Business Changes.

Change in any material respect the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as conducted on the Effective Date.

8.5                                 Amendments to Organizational Documents.

Amend or otherwise modify its corporate charter or by-laws in any way (other than in connection with the issuance or classification of preferred stock of the Borrower) which would adversely affect the interests of the Administrative Agent and the Lenders under any of the Loan Documents, or permit any Subsidiary of the Borrower to amend its organizational documents in a manner which could reasonably be expected to have the same result.

8.6                                 Anti-Terrorism Laws; FCPA

(a)                                  Be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended; violate or permit any Subsidiary of the Borrower to violate (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Act (as defined in Section 11.23); or

(b)                                 fail to be in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

8.7                                 Sale and Leaseback.

Enter into any arrangement with any Person providing for the leasing by it of Property which has been or is to be sold or transferred by it to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or its rental obligations, or permit any Subsidiary of the Borrower so to do, except for sale and leasing transactions described herein for which the combined selling price of all Property subject to all such transactions does not exceed $100,000,000 in any fiscal year of Borrower.

8.8                                 Transactions with Affiliates.

Become a party to any transaction in an amount that exceeds $100,000 with an Affiliate (other than in connection with Investments in Joint Ventures that are otherwise permitted hereunder and any documents, instruments or agreements entered into with Joint Ventures pursuant to the business of such Joint Ventures (and to the extent the other owners of such Joint Ventures are not Affiliates of the Borrower)) unless the terms and conditions relating thereto (a) have been approved by a majority of the disinterested directors of the Borrower, (b) have been approved by a majority of votes cast by the stockholders of the Borrower, or (c) are upon fair and reasonable terms, no less favorable to the Borrower or its Subsidiaries than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or a Subsidiary, or permit any Subsidiary of the Borrower so to do.

8.9                                 Issuance of Additional Capital Stock by Subsidiary Guarantors.

Permit any Subsidiary Guarantor to issue any additional Stock or other equity interest of such Subsidiary Guarantor, other than the issuance of partnership or limited liability company units in a DownREIT Partnership which is a Subsidiary Guarantor, provided that such units are issued in consideration of the contribution to the DownREIT Partnership of assets qualifying as “real estate assets” under Section 856(c) of the Code.

8.10                           Hedging Agreements.

Enter into, or permit any of its Subsidiaries to enter into, any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate interest rate risks to which the Borrower or any Subsidiary of the Borrower is exposed in the conduct of its business or the management of its liabilities.

8.11                           Restricted Payments.

Make Restricted Payments, except that:

(a)                                  except as set forth in clause (b) below, the Borrower may declare and pay dividends payable with respect to its equity securities in any fiscal quarter of the Borrower if after giving effect to such dividend, such dividend, when added to the amount of all other such dividends paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would not exceed the greater of (i) ninety-five percent (95%) of its Funds from Operations for the four fiscal quarters ending prior to the quarter in which such dividend is paid or (ii) the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT (if Borrower is qualified as a REIT), as evidenced (in the case of clause (ii)) by a certification of Chief Financial Officer containing calculations in reasonable detail reasonably satisfactory in form and substance to Administrative Agent;

(b)                                 if an Event of Default under Section 9.1(a) or (b) has occurred and is continuing, the Borrower may declare and pay dividends with respect to its equity securities which shall not exceed the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT(if Borrower is qualified as a REIT), as evidenced by a certification of Chief Financial Officer containing calculations in reasonable detail reasonably satisfactory in form and substance to Administrative Agent;

(c)                                  the Borrower may (i) effect Stock repurchases and redemptions to the extent permitted by Sections 8.3(l) or 8.3(m) and (ii) in connection with the Liquidation, make liquidation payments in respect of the Series D and E preferred shares of the Borrower in amounts not to exceed $276,250,000 plus any accrued and unpaid dividends owing at the time of the Liquidation or at the time of the payment of liquidation payments, as applicable, in accordance with the terms of the preferred shares;

(d)                                 the Borrower may effect “cashless exercises” of options granted under the Borrower’s stock option plans;

(e)                                  the Borrower may distribute rights or equity securities under any rights plan adopted by the Borrower; and

(f)                                    the Borrower may declare and pay dividends (or effect Stock splits or reverse Stock splits) with respect to its equity securities payable solely in additional shares of its equity securities.

8.12                           [Intentionally Omitted].

8.13                           Fixed Charge Coverage Ratio.

Permit the Fixed Charge Coverage Ratio to be less than 1.60:1.0 at any time.

8.14                           Minimum Tangible Net Worth.

Permit the Tangible Net Worth of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP at any time to be less than the sum of (a) $1,225,000,000.00, plus (b) 80% of the aggregate net proceeds received by the Borrower from and after the Effective Date in connection with the issuance of any capital stock of the Borrower.

8.15                           Total Indebtedness to Total Assets; Secured Indebtedness to Total Assets.

(a)                                  Permit the ratio of Consolidated Total Indebtedness to Adjusted Consolidated Total Assets, at any time, to exceed 60%; or

(b)                                 Permit at any time the portion of the Consolidated Total Indebtedness (which shall exclude Indebtedness of FIN 46 Entities and other Joint Ventures that are not Subsidiaries) consisting of Consolidated secured Indebtedness of Borrower and its Subsidiaries at such time to exceed 40% of Adjusted Consolidated Total Assets at such time.

8.16                           Indebtedness to Unencumbered Assets Ratio.

Permit the ratio of Consolidated Total Indebtedness consisting of Consolidated unsecured Indebtedness of the Borrower and its Subsidiaries to Unencumbered Asset Value to, at any time, to exceed 60%; provided, however, that up to two times during the term hereof, such ratio of Consolidated Total Indebtedness consisting of Consolidated unsecured Indebtedness of the Borrower and its Subsidiaries to Unencumbered Asset Value may, during any 180 day period following any Material Acquisition, exceed 60%, but shall not, in any case, exceed 65%.

8.17                           Maximum Book Value of Ancillary Assets.

Permit the book value of the Ancillary Assets at any time to be more than 25% of the Adjusted Consolidated Total Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP at such time.  For purposes of this Section 8.17 the book value of any Ancillary Asset not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the Borrower’s Interest in such Ancillary Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

8.18                           Development Activity.

Engage, directly or indirectly, or permit any Subsidiary or Joint Venture to engage, in the ground-up development of Real Property except for the ground-up development of New Construction Assets to be used principally as a retail shopping center, provided that the cost of New Construction Assets by Borrower and its Subsidiaries and Joint Ventures shall not at any time exceed fifteen percent (15%) of the Borrower’s Adjusted Consolidated Total Assets.  For purposes of this Section 8.18 the book value of any New Construction Assets not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the Borrower’s Interest in such New Construction Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

9.                                       DEFAULTS/EVENTS OF DEFAULT.

9.1                                 Events of Default.

The following shall each constitute an “Event of Default”:

(a)                                  The failure of the Borrower to pay any installment of principal on any Note on the date when due and payable; or

(b)                                 The failure of the Borrower to pay any installment of interest, any reimbursement obligations under the Letters of Credit (other than obligations included in Section 9.1(a)), or any other fees, expenses or other charges payable under any Loan Document within five Business Days of the date when due and payable; or

(c)                                  The use of the proceeds of any Loan in a manner inconsistent with or in violation of Section 2.15; or

(d)                                 The failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.12(a), 7.12(b), or 8 (other than Sections 8.1, 8.3, 8.5, 8.7, 8.8 and 8.10 as to which the provisions of paragraph (e) below shall apply); or

(e)                                  The failure of Borrower or any of its Subsidiaries to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower, provided that if Borrower shall have exercised reasonable diligence to cure such failure and such failure cannot be cured within such 30 day period despite such reasonable diligence, Borrower shall have the right to cure such failure within 90 days after the date of such notice from Administrative Agent provided Borrower diligently and continuously pursues the completion of such cure (unless any such default is excluded from any provision of a grace period or cure of defaults contained in any other Loan Document or unless a shorter cure period is specified in any other Loan Document with respect to such default); or

(f)                                    Any representation or warranty of the Borrower (or of any officer of the Borrower on its behalf) made in any Loan Document to which it is a party or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(g)                                 Any obligation of the Borrower (other than its obligations under the Notes and other than its obligations to redeem the NXL Convertible Notes in connection with the Merger and/or Liquidation in an aggregate amount not to exceed $315,000,000) or any Subsidiary of the Borrower, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness shall (i) become or shall be declared to be due and payable prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, or (iii) shall (except with respect to any Excepted Mortgage Indebtedness or with respect to any delay in the completion of financial statements relating to the first quarter of 2007 so long as such financial statements are completed prior to the expiration of any cure period applicable thereto) be subject, by the holder of the obligation evidencing such Indebtedness, to acceleration (after the expiration of any applicable notice and cure periods) prior to the expressed maturity thereof, and the sum of all such Indebtedness which is the subject of paragraphs (i) - (iii) inclusive exceeds (A) at any time, in the case of Indebtedness other than Non-Recourse Indebtedness, $15,000,000, and (B) in any calendar year, in the case of Non-Recourse Indebtedness, $50,000,000 in the aggregate during such year;  or

(h)                                 The Borrower or any Subsidiary of the Borrower shall (i) suspend or discontinue its business (except as permitted by Section 7.3 or 8.2), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing; provided that the events described in this Section 9.1(h) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(i)                                     An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days; provided that the events described in this Section 9.1(i) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(j)                                     Judgments or decrees against the Borrower or any Subsidiary of the Borrower not covered by insurance aggregating in excess of $15,000,000 shall not be paid, stayed on appeal, discharged, bonded or dismissed for a period of 45 days; or

(k)                                  Any Loan Document shall cease, for any reason (other than in accordance with its terms), to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(l)                                     An event or condition specified in Section 7.2(d) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination thereof, equal to or in excess of $15,000,000 individually or in the aggregate; or

(m)                               There shall occur a Change of Control; or

(n)                                 If any Loan Document (i) is determined by any court or Governmental Authority to be illegal, invalid or unenforceable in accordance with its terms, or (ii) shall be canceled, terminated, revoked or rescinded other than in accordance with its terms or with the written consent or approval of the Lenders; or

(o)                                 (i) Any Subsidiary Guarantor shall fail to comply in any material respect with any covenant made by it in the Guaranty or if at any time any representation or warranty made by any Subsidiary Guarantor in the Guaranty or in any other document, statement or writing made to the Administrative Agent, the Lead Arranger or the Lenders shall prove to have been incorrect or misleading in any material respect when made, or (ii) if a default by any Subsidiary Guarantor shall occur under the Guaranty after the expiration of any applicable notice and grace period; or (iii) if any Subsidiary Guarantor shall revoke or attempt to revoke, contest, commence any action or raise any defense (other than the defense of payment) against its obligations under the Guaranty.

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (h) or (i) above, the Commitments shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and (ii) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents.  Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.  Notwithstanding anything contained herein to the contrary, if demanded by Administrative Agent or the Required Lenders in their sole and absolute discretion (a) after the occurrence and during the continuation of an Event of Default or (b) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the date when made or refinanced as a Prime Rate Loan, Borrower will deposit with and pledge to Administrative Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by Administrative Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other obligations hereunder.  Upon any draws under Letters of Credit, at Administrative Agent’s sole discretion, Administrative Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other obligations of Borrower under the Loan Documents or if there are no such outstanding obligations and Lenders have no further obligation to make

Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

In the event that the Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order:  (i) first, to the payment of interest on and then the principal portion of any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to reimburse the Administrative Agent and the Lenders for any expenses due from the Borrower pursuant to the provisions of Section 11.5; (iii) third, to the payment of all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Notes); provided, however, that distributions in respect of such fees and expenses due to the Administrative Agent from the Borrower shall be made pari passu with respect to the payment of any other fees, expenses or amounts due the Lenders from the Borrower; (iv) fourth, to the payment of interest due on the Swing Note; (v) fifth, to the payment of principal outstanding on the Swing Note; (vi) sixth, to the payment of interest due on the Notes; (vii) seventh, to the payment of principal outstanding on the Notes; and (viii) eighth, to the payment of any other amounts owing to the Administrative Agent, the Lead Arranger and the Lenders under any Loan Document or other document or agreement entered into in connection with the transactions contemplated thereby.  In the event that any Lender shall have wrongfully failed or refused to make an advance under Section 2.1, 2.1A, 2.3, 2.4 or 2.5 and such failure or refusal shall be continuing, advances made by the other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other obligations described in subsections (ii) – (viii) in the preceding sentence.

10.                                 THE AGENT.

10.1                           Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as provided in Section 10.8 and 10.12, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Issuing Lender, and neither the Borrower nor any Subsidiary Guarantor shall have rights as a third party beneficiary of any of such provisions.

10.2                           Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3                           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the

Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V, Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  To the extent any Lender requests any materials or information provided to the Administrative Agent by the Borrower pursuant to the terms hereof, the Administrative Agent shall make reasonable good faith efforts to deliver such materials or information to such Lender promptly following such request.

10.4                           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying in good faith upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5                           Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received written notice thereof from a Lender or the Borrower.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

10.6                           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through its Related Parties.  The exculpatory provisions of this

Article shall apply to any such Related Parties of the Administrative Agent, and shall apply to any such Related Parties’ activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.7                           Indemnification.

Each Lender agrees to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to its Commitment, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower, any Subsidiary Guarantor pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent.  The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

10.8                           Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment in writing within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, appoint a successor Administrative Agent on behalf of the Lenders and the Issuing Lender prior to the end of the 60th day from such notice from among any of the Lenders who shall have at such time agreed to act as the successor Administrative Agent and shall have at such time a Commitment of at least $10,000,000 (an “Approved Successor”).  If no Lender has a Commitment of at least $10,000,000 (or no Lender whose Commitment is at least $10,000,000 shall agree to accept such appointment), then the retiring Administrative Agent shall, in consultation with the Borrower (unless an Event of Default has occurred and is continuing), appoint any other Lender or any other commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000 as a successor Administrative Agent.  Any appointment of a successor Administrative Agent shall be subject to the approval of the Borrower, which approval shall not be unreasonably withheld or delayed, and shall be given in any event prior to the end of the 60th day from the date of the retiring Administrative Agent’s notice of removal or resignation, provided that during any period in which there exists and is continuing an Event of Default, no consultation with, or approval from, the Borrower with respect to the appointment of an Approved Successor shall be required.  Upon the acceptance of an appointment as Administrative Agent hereunder by a successor Administrative Agent and any required approval of such successor Administrative Agent by the Borrower in accordance with the terms of this Section, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  The Required Lenders may remove the Administrative Agent from its capacity as administrative agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  Such removal shall be effective upon appointment and acceptance of a successor Administrative Agent selected by the Required Lenders.  Any successor Administrative Agent must satisfy the conditions set forth in this Section 10.8 (including, without limitation, the consultation with, and approval from, the Borrower, to the extent required under this Section 10.8).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Administrative Agent, and the removed Administrative Agent shall be discharged from all further duties and obligations as Administrative Agent under this Agreement and the Loan Documents, provided that the Administrative Agent shall remain liable to the extent provided in the Loan Documents for its actions and omissions occurring prior to such removal.  The Commitment of the Lender which is acting as Administrative Agent shall not be taken into account in the calculation of Required Lenders for the purposes of removing Administrative Agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.5 and 11.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal, as applicable, as Issuing Lender and Swing Loan Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Lender and Swing Loan Lender, (b) the retiring or removed Issuing Lender and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring or removed Issuing Lender to effectively assume, at the time of such succession, the obligations of the retiring or removed Issuing Lender with respect to such Letters of Credit.  After the retiring Issuing Lender’s and Swing Lender’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.5 and 11.12 shall continue in effect for the benefit of such retiring Issuing Lender and Swing Lender, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Issuing Lender and Swing Lender were acting as Issuing Lender and Swing Lender, respectively.

10.9                           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.10                     No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Manager or the Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.11                     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Letter of Credit Exposure and all other obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent

(including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.5(f) 3.1, 11.5 and 11.12) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1, 11.5 and 11.12.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12                     Guaranty Matters.

The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary or own any assets (other than assets of nominal value) as a result of a transaction permitted hereunder, or (ii) the Borrower otherwise requests such release and provides evidence satisfactory to the Administrative Agent that after giving effect to such release the Borrower will be in compliance with all covenants under this Agreement, including, without limitation, the obligations under Section 7.11.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

11.                                 OTHER PROVISIONS.

11.1                           Amendments and Waivers.

With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders:  (a) extend the Maturity Date; (b) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount of, or change the requirement that payments and prepayments of principal on, and payments of interest on, the Notes be made pro rata to the Lenders on the basis of the outstanding principal amount of the Loans, (c) amend the definitions of “Required Lender”, (d) amend any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action, (e) release any Subsidiary Guarantor from its obligations under a Guaranty except as provided in Sections 8.2 or 10.12, or (f) reduce any fee payable for the account of the Lenders pursuant to Section 3.1 or change the provisions of this Section 11.1; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify, waive or consent to a departure from any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent under the Loan Documents without the written consent of the Administrative Agent.  In addition, no Commitment of any Lender may be increased or decreased without the approval of such Lender except, with respect to decreases of a Lender’s Commitment, in connection with a pro rata reduction of the Total Commitment Amount in accordance with the terms of this Agreement.  The Administrative Agent shall cause a copy of each written request for such an amendment, supplement or modification delivered by the Borrower to it to be delivered to each Lender.  Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the parties to the applicable agreement, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything contained herein to the contrary, (i) there shall be no amendment, modification or waiver of any provisions in the Loan Documents governing the rights and duties of any Lender specifically with respect to Swing Loans, Competitive Advances or Letters of Credit without the consent of the Swing Loan Lender, or any Lender then holding a Competitive Advance, or Issuing Lender, respectively and (ii) no Defaulting Lender shall have the right to approve or disapprove any amendment waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.2                           Notices.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Loan Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Loan Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Loan Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, Issuing Lender and Lenders.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3                           No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other obligation of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.5                           Payment of Expenses and Taxes.

The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (a)to pay or reimburse Bank of America, Administrative Agent and Bank of America in its capacity as Lead

Arranger for all of their reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, negotiation and execution of, the Loan Documents, the syndication of the loan transaction evidenced by this Agreement (whether or not such syndication is completed) and any amendment, supplement or modification hereto (whether or not executed), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of Special Counsel, (b) to pay or reimburse each Credit Party for all of its respective reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, reasonably incurred in connection with (i) any enforcement or collection proceedings resulting from any Event of Default (including, without limitation, any reasonable costs incurred after the entry of judgment in an attempt to collect money due in the judgment) or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and (ii)the enforcement of this Section, (c) to pay, indemnify, and hold each Credit Party harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Credit Party and each of their respective officers, directors, employees, affiliates, agents, controlling persons and attorneys (as used in this Section, each an “indemnified person”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to any claim, investigation or proceeding from any third party relating to this Agreement or the Loan Documents, including the enforcement and performance of the Loan Documents and the use of the proceeds of the Loans (all the foregoing, collectively, the “indemnified liabilities”), whether or not any such indemnified person is a party to this Agreement or the Loan Documents, and to reimburse each indemnified person for all reasonable legal and other expenses incurred in connection with investigating or defending any indemnified liabilities, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted or not prohibited under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay indemnified liabilities to any Credit Party arising from (A) the gross negligence or willful misconduct of such Credit Party or (B) disputes solely between the Credit Parties and which are not related to any act or failure to act on the part of the Borrower or the failure of the Borrower to perform any of its obligations under this Agreement or the Loan Documents.

Notwithstanding the foregoing, the fees and expenses referred to in clause (d) of the preceding paragraph shall not be payable by the Borrower if (x) any such enforcement action brought by such Credit Party is dismissed, with prejudice, on the pleadings or pursuant to a motion made by the Borrower for summary judgment, and (y) if such Credit Party appeals such dismissal, such dismissal is affirmed and the time for any further appeals has expired.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

11.6                           Lending Offices.

Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office.  Such office shall thereupon become such Lender’s Domestic Lending Office or LIBOR Lending Office, as the case may be; provided, however, that no such Lender shall be entitled to receive any greater amount under Section 2.13, 2.14 or 2.16 as a result of a transfer of any such Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

11.7                           Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge, assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (k) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in the Letter of Credit Exposure and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or such amount plus a whole multiple of $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Loan Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided, that the parties hereto acknowledge and agree that the Borrower has a reasonable basis for rejecting a proposed Lender that is a Public Lender as a result of the potential difficulties that could arise in the connection with such Public Lender’s participation in this Agreement, but that this provision shall not prohibit the Borrower’s approval of such a Public Lender or the assignment of rights and obligations hereunder to a Public Lender under circumstances where the Borrower’s consent is not otherwise required) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) such assignment is entered into in connection with the syndication of the Loans and Commitments pursuant to the terms and conditions of that certain commitment letter among Bank of America, BAS and Borrower;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                                the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

In connection with such assignment, the assignor may assign all or any portion of its Competitive Advance Note and the Competitive Advances at the time owing to it, which, if so assigned, shall be assigned in such proportion as the assignor and assignee agree, but in no event shall the assignee acquire an interest in the Competitive Advances of the assignor of less than $5,000,000.00; provided, however, that in the event such assignor assigns all of its Commitment, such assignor shall assign all of its Competitive Advance Note and Competitive Advances, if any, in connection therewith.  In the event that a portion of a Competitive Advance is assigned to such assignee, the Borrower shall upon the request of such assignee execute and deliver to such assignee a Competitive Advance Note, dated the effective date of such assignment and which shall otherwise be in substantially the form of the Competitive Advance Notes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.14, 11.5 and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note (i) to the assignee Lender and (ii) to the assignor Lender if such assignment is less than such assignor Lender’s entire commitment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other party hereto, sell participations to any Person (other than a natural person or the Borrower, any Subsidiary Guarantor or any of the Borrower’s or any Subsidiary Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations and subparticipations in any Letter of Credit Exposure and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.3(d) and (f) as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a foreign corporation (as referred to in Section 2.11(b)) if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant, for the benefit of the Borrower, complies with Section 2.11(b) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as Issuing Lender or Swing Loan Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Loan Lender.  In the event of any such resignation as Issuing Lender or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Loan Lender hereunder subject to the acceptance of such appointed Lender in writing, provided, however, in the event that no Lender shall agree to accept such appointment, then the Person serving as Administrative Agent following such assignment by Bank of America shall serve as the Issuing Lender and/or Swing Lender; provided further, however, that no failure by the Borrower to appoint, or Administrative Agent to accept, any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Loan Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letters of Credit Exposure with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations or subparticipations in unreimbursed amounts pursuant to Sections 2.5(g) and 2.5(h)).  If Bank of America resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Sections 2.1(A)(d) and 2.1(A)(e).

(i)                                     Resignation by Administrative Agent.  In the event that any Lender acting as Administrative Agent or any successor Lender acting as Administrative Agent shall at any time hold a Commitment of less than $10,000,000.00, then such Administrative Agent shall promptly provide written notice thereof to the Lenders, and the Required Lenders shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Administrative Agent, to elect to remove such Administrative Agent as Administrative Agent and replace such Administrative Agent under the Loan Documents, subject to the terms of Section 10.8 (including, without limitation, the consultation with, and approval from, the Borrower, to the extent required under Section 10.8.

(j)                                     Resignation by other Agents.  In the event that a Lender that is also a Lead Arranger or Book Manager assigns all of its Commitment, contemporaneously with the effectiveness of such assignment, such Lender shall no longer serve in such capacity as Lead Arranger or Book Manager, as applicable.

(k)                                  Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required pursuant to the terms of this Agreement.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.11 or 2.13), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) a Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the applicable Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the applicable Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

11.8                           [Intentionally Omitted].

11.9                           Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  A telecopied counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

11.10                     Adjustments; Set-off.

(a)                                  If any Lender, including Swing Loan Lender (a “Benefited Lender”), shall at any time receive any payment of all or any part of its Loans or participation or subparticipation in payments made by the Issuing Lender pursuant to a Letter of Credit or Swing Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or participation or subparticipation in payments made by the Issuing Lender pursuant to a Letter of Credit or Swing Loans, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Loans and participation and subparticipation in payments made by the Issuing Lender pursuant to a Letter of Credit or Swing Loans, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or participations or subparticipations in payments by the Issuing Lender pursuant to a Letter of Credit or Swing Loans may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events.  To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11                     Lenders’ Representations.

Each Lender represents to the Administrative Agent that, in acquiring its Note, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender’s own Property shall at all times be and remain within its control.

11.12                     Indemnity.

The Borrower agrees to indemnify and hold harmless each Credit Party and its affiliates, directors, officers, employees, affiliates, agents, controlling persons and attorneys (each an “Indemnified Person”) from and against any loss, reasonable cost, liability, damage or reasonable expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities or tax laws or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon:  (a) any untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of the Borrower; (b) any omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; or (c) any acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of any or all borrowings made by the Borrower which are alleged to be in violation of Section 2.15, or in violation of any federal securities or tax laws or of any other statute, regulation or other law of any jurisdiction applicable thereto, whether or not such Indemnified Person is a party thereto.  The indemnity set forth herein shall be in addition to any other obligations, liabilities or other indemnifications of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.

11.13                     Governing Law.

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

11.14                     Headings Descriptive.

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.15                     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.16                     Confidential Information.

Each of the Administrative Agent, the Lenders, the Swing Loan Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and must agree (or, by acceptance of such materials, be deemed to have agreed) to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement that is not a Public Lender; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its right or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective contractual counterparty (or such contractual counterparty’s or prospective contractual counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or its Subsidiaries; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section (or an agreement executed pursuant to this Section) or (ii) becomes available to the Administrative Agent, any of the Lenders, the Swing Loan Lender or the Issuing Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  In addition, the Administrative Agent, any of the Lenders, the Swing Loan Lender or the Issuing Lender may disclose the existence of this Agreement and information about this Agreement to market date collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, any of the Lenders, the Swing Loan Lender or the Issuing Lender in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swing Loan Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.17                     Consent to Jurisdiction.

The Borrower and each of the Credit Parties hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents.  The Borrower and each of the Credit Parties hereby irrevocably waive, to the fullest extent permitted or not prohibited by law, any objection which any of them may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  The parties intend that Section 5-1402 of the New York General Obligations Law shall apply to this Section 11.17.

11.18                     Service of Process.

The Borrower hereby agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.17 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower specified pursuant to Section 11.2 or in the applicable Loan Document executed by the Borrower.  The Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.19                     No Limitation on Service or Suit.

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

11.20                     WAIVER OF TRIAL BY JURY.

THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.21                     Termination.

After the termination of this Agreement in accordance with its terms, without any extension thereof, and the payment in full of all obligations of the Borrower under the Loan Documents (including without limitation, all principal, interest, Facility Fees and other amounts payable hereunder and under the Notes), the obligations of the Borrower hereunder (other than those which are stated herein to survive any termination of this Agreement) shall terminate, except that the foregoing shall not apply with respect to any claim, action or proceeding made or brought under any other provision of the Loan Documents prior to such termination or payment.  At the request of the Borrower, each Lender whose obligations under the Notes have been fully paid shall promptly return to the Borrower its Note marked “paid” or shall deliver other evidence that such Lender has received full payment of such obligations or, in the case of any Lender that is not able to return such Note, such Lender shall deliver a lost note affidavit and confirmation of payment with respect to such Note in form and substance reasonably acceptable to the Borrower.

11.22                     Replacement Notes.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery by the relevant Lender of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

11.23                     USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.24                     Replacement of Lenders.

If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender or in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement or any other Loan Document that has been approved by the Required Lenders (as determined prior to any removal of such Lender in connection with this Section 11.24), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and other requirements contained in, and consents required by, Section 11.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be, but is not required to be, another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.7;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan

Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  from and after the effective date of such assignment the assigning Lender shall be released from its obligations under this Agreement (and shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.14, 11.5 and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.25                     No Advisory or Fiduciary Relationships.

In connection with all aspects of each transaction contemplated hereby, each of the Borrower and each Subsidiary Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding (to the extent of Borrower’s or such Subsidiary Guarantor’s interest in such Affiliates), that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each Subsidiary Guarantor and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and BAS, on the other hand, and each of the Borrower and each Subsidiary Guarantor is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, each Lender and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any Subsidiary Guarantor or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor any Lender nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any Subsidiary Guarantor with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or BAS has advised or is currently advising the Borrower, any Subsidiary Guarantor or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender nor BAS has any obligation to the Borrower, any Subsidiary Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Lenders and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiary Guarantors and their respective Affiliates, and neither the Administrative Agent nor any Lender nor BAS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Lenders and BAS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and each of the Subsidiary Guarantors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Borrower and each of the Subsidiary Guarantors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and BAS with respect to any breach or alleged breach of agency or fiduciary duty.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUPER INTERMEDIATECO LLC, a Maryland limited liability company

By:	/s/ Andrew Scott
Name:	Andrew Scott
Title:	President

BANK OF AMERICA, N.A., a national banking association, individually and as Administrative Agent

By:	/s/ Mark A. Mokelke
	Name:	Mark A. Mokelke
	Title:	Vice President

Bank of America, N.A.

Agency Management - East

101 North Tryon Street, 15th Floor

NC1-001-15-14

Charlotte, NC 28255

Attention:  Kimberly D. Williams

Telecopy:             (704) 409-0650

and

Bank of America, N.A.
231 South LaSalle Street, 10th Floor
Chicago, Illinois 60697
Attn:  Mark A. Mokelke
Telecopy:             (312) 974-4970